UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

CHIPOTLE MEXICAN GRILL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Chipotle Mexican Grill, Inc.

1401 Wynkoop Street, Suite 500

Denver, CO 80202

March 27, 2014

DEAR SHAREHOLDER:

You are cordially invited to attend the annual meeting of shareholders of Chipotle Mexican Grill, Inc., which will be held on May 15, 2014 at 8:00 a.m. local time at The Hyatt Regency Denver at Colorado Convention Center, 650 15th Street, Denver, Colorado. Details of the business to be conducted at the annual meeting are given in the notice of meeting and proxy statement that follow.

Please vote promptly by following the instructions in this proxy statement or in the Notice of Internet Availability of Proxy Materials that was sent to you.

Sincerely,

/s/ Steve Ells
Chairman of the Board and Co-Chief Executive Officer

NOTICE OF MEETING

The 2014 annual meeting of shareholders of Chipotle Mexican Grill, Inc. will be held on May 15, 2014 at 8:00 a.m. local time at The Hyatt Regency Denver at Colorado Convention Center, 650 15th Street, Denver, Colorado, 80202. Shareholders will consider and take action on the following matters:

1.	Election of the three directors named in this proxy statement, John Charlesworth, Monty Moran and Kimbal Musk, each to serve a one-year term (Proposal A);

2.	An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (or “say-on-pay,” Proposal B);

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014 (Proposal C);

4.	A proposal to approve the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, to authorize the issuance of an additional 2,600,000 shares of common stock under the plan and make other changes to the terms of the plan (Proposal D);

5.	A shareholder proposal, if properly presented at the meeting, requesting Chipotle to issue an annual sustainability report meeting specified criteria (Proposal E);

6.	A shareholder proposal, if properly presented at the meeting, requesting Chipotle to adopt simple majority voting for all matters subject to a shareholder vote (Proposal F); and

7.	Such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Information with respect to the above matters is set forth in the proxy statement that accompanies this notice.

The record date for the meeting has been fixed by the Board of Directors as the close of business on March 17, 2014. Shareholders of record at that time are entitled to vote at the meeting.

By order of the Board of Directors

/s/ Monty Moran
Co-Chief Executive Officer, Secretary and Director

March 27, 2014

Please execute your vote promptly by following the instructions included on the Notice of Internet Availability of Proxy Materials that was sent to you, or as described under “How do I vote?” on page 1 of the accompanying proxy statement.

Annual Meeting Information	1
Beneficial Ownership of Our Common Stock	4
PROPOSAL A—ELECTION OF THREE DIRECTORS	6
Information Regarding the Board of Directors	7
Biographical Information	7
A Majority of our Board Members are Independent	12
Committees of the Board	12
Director Compensation	15
Corporate Governance	16
Chairman of the Board	16
Lead Director	16
How to Contact the Board of Directors	16
Executive Sessions	16
Director Nomination Process	17
Policies and Procedures for Review and Approval of Transactions with Related Persons	18
Role of the Board of Directors in Risk Oversight	19
PROPOSAL B—AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT	20
PROPOSAL C—RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	22
Audit Committee Report	23
Policy for Pre-Approval of Audit and Permitted Non-Audit Services	24
PROPOSAL D—A PROPOSAL TO APPROVE THE AMENDED AND RESTATED CHIPOTLE MEXICAN GRILL, INC. 2011 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN AND MAKE OTHER CHANGES TO THE TERMS OF THE PLAN	25
Securities Authorized for Issuance Under Equity Compensation Plans	34
PROPOSAL E—AN ADVISORY VOTE ON A SHAREHOLDER PROPOSAL REQUESTING CHIPOTLE TO ISSUE AN ANNUAL SUSTAINABILITY REPORT MEETING SPECIFIED CRITERIA	35
Statement in Opposition by our Board of Directors	36
PROPOSAL F—AN ADVISORY VOTE ON A SHAREHOLDER PROPOSAL REQUESTING CHIPOTLE TO ADOPT SIMPLE MAJORITY VOTING	38
Statement in Opposition by our Board of Directors	39
Executive Officers	42
Compensation Discussion and Analysis	42
Compensation Committee Report	55
Summary Compensation Table	56
Grants of Plan-Based Awards in 2013	57
Terms of 2013 Equity-Based Awards	58
Outstanding Equity Awards at December 31, 2013	59
Option Exercises and Stock Vested in 2013	60
Non-Qualified Deferred Compensation for 2013	61
Potential Payments Upon Termination or Change-in-Control	62
Section 16(a) Beneficial Ownership Reporting Compliance	67
Certain Relationships and Related Party Transactions	67
Shareholder Proposals and Nominations for 2015 Annual Meeting	68
Availability of SEC Filings, Corporate Governance Guidelines, Code of Conduct, Codes of Ethics and Committee Charters	68
Delivery of Materials to Shareholders with Shared Addresses	68
Miscellaneous	69
APPENDIX A—AMENDED AND RESTATED 2011 CHIPOTLE MEXICAN GRILL, INC. STOCK INCENTIVE PLAN, AS PROPOSED IN PROPOSAL D	A-1

CHIPOTLE MEXICAN GRILL, INC.

1401 Wynkoop Street, Suite 500

Denver, CO 80202

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Thursday, May 15, 2014, beginning at 8:00 a.m. at The Hyatt Regency Denver at Colorado Convention Center, 650 15th Street, Denver, Colorado. This proxy statement was prepared under the direction of Chipotle’s Board of Directors to solicit your proxy for use at the annual meeting. It will be made available to shareholders on or about March 27, 2014.

Who is entitled to vote and how many votes do I have?

If you were a shareholder of record of our common stock on March 17, 2014, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting. On each matter to be voted on, you may cast one vote for each share of common stock you hold. As of March 17, 2014, there were 31,089,185 shares of common stock outstanding and entitled to vote.

What am I voting on?

You will be asked to vote on six proposals:

Proposal A –	Election of three directors: John Charlesworth, Monty Moran and Kimbal Musk.

Proposal B –	An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (“say-on-pay”).

Proposal C –	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.

Proposal D –	A proposal to approve the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, to authorize the issuance of an additional 2,600,000 shares of common stock under the plan and make other changes to the terms of the plan.

Proposal E –	A shareholder proposal, if properly presented at the meeting, requesting Chipotle to issue an annual sustainability report meeting specified criteria.

Proposal F –	A shareholder proposal, if properly presented at the meeting, requesting Chipotle to adopt simple majority voting for all matters subject to a shareholder vote.

The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote FOR each candidate for director, FOR proposals B, C and D, and AGAINST proposals E and F.

How do I vote?

If you hold your shares through a broker, bank, or other nominee in “street name,” you need to submit voting instructions to your broker, bank or other nominee in order to cast your vote. In most instances you can do this over the Internet. The Notice of Internet Availability of Proxy Materials that was provided to you has specific instructions for how to submit your vote, or if you have received or request a hard copy of this proxy statement you may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement. However, since you are not a shareholder of record you may not vote your shares in person at the meeting without obtaining authorization from your broker, bank or other nominee.

If you are a shareholder of record, you can vote your shares over the Internet as described in the Notice of Internet Availability of Proxy Materials that was provided to you, or if you have received or request a hard copy of this proxy statement and accompanying form of proxy card you may vote by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your designation of a proxy is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote in person at the annual meeting.

If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.

Will my shares held in street name be voted if I do not provide voting instructions?

Under the rules of the New York Stock Exchange, or NYSE, on voting matters characterized by the NYSE as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by member firms. Only the proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter for this purpose. None of the other proposals presented in this proxy statement are considered routine matters. Accordingly, if you hold your shares through a brokerage firm and do not provide timely voting instructions, your shares will be voted, if at all, only on proposal C. Because of the impact of NYSE rules on share voting, we strongly encourage you to exercise your right to vote in the election of directors and other matters to be voted on at the annual meeting.

Can I change my vote or revoke my proxy?

You can change your vote or revoke your proxy at any time before it is voted at the annual meeting by:

•	re-submitting your vote on the Internet;

•	if you are a shareholder of record, by sending a written notice of revocation to our corporate Secretary at our principal offices, 1401 Wynkoop Street, Suite 500, Denver, Colorado, 80202; or

•	if you are a shareholder of record, by attending the annual meeting and voting in person.

Attendance at the annual meeting will not by itself revoke your proxy. If you hold shares in street name and wish to cast your vote in person at the meeting, you must contact your broker, bank or other nominee to obtain authorization to vote.

What do I need to attend the meeting?

Only shareholders may attend the annual meeting. Attendees will be required to present proof of ownership of Chipotle common stock as of the record date, as well as valid picture identification, in order to be admitted to the meeting. Evidence of share ownership may be in the form of a valid stock certificate, or an account statement from our transfer agent or from a broker, bank, trust or other nominee that evidences ownership as of the record date. Note that in order to vote at the meeting, beneficial owners who own shares in “street name” must present a legal proxy from the record holder of the shares.

What constitutes a quorum?

A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item.

What vote is required to approve each proposal?

Proposal A –	The three nominees for director receiving the highest number of votes cast in person or by proxy at the annual meeting will be elected. If you mark your proxy to “withhold” your vote for a particular nominee on your proxy card, your vote will not count “for” the nominee. Broker non-votes will not count as votes “for” or “withhold” votes.

Proposals B, C, D, E and F – The say-on-pay vote, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014, the proposal to approve the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, and approval of the shareholder proposals (if properly presented at the meeting) each require the affirmative vote of a majority of the votes cast at the annual meeting in order to be approved. Because the say-on-pay vote and the vote on the shareholder proposals are advisory, they will not be binding on the Board or Chipotle. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation, as well as sustainability reporting and the voting provisions in our charter. Ratification of our appointment of independent auditors is not required and therefore the vote on proposal C is also advisory only. See proposal C for additional information about the effect of the voting outcome on this proposal. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of any of these proposals.

How is this proxy statement being delivered?

We have elected to deliver our proxy materials electronically over the Internet as permitted by rules of the Securities and Exchange Commission, or SEC. As required by those rules, we are distributing to our shareholders of record and beneficial owners as of the close of business on March 17, 2014 a Notice of Internet Availability of Proxy Materials. On the date of distribution of the notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the notice. These proxy materials are also available free of charge upon request at 1-800-690-6903, or by e-mail at sendmaterial@proxyvote.com, or by writing to Chipotle Mexican Grill, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Requests by e-mail or in writing should include the 12-digit control number included on the notice you received.

If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the notice, or enroll on the Investors page of our web site at www.chipotle.com. Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meeting.

Who is bearing the cost of this proxy solicitation?

We will bear the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials; of making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who request them; and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to beneficial owners of our shares. A few of our officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person. We may also elect to engage the services of a proxy solicitation firm to assist us in the solicitation of proxies, for which we would expect to pay fees in the range of approximately $5,000 to $10,000, plus reimbursement of customary expenses.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information as of March 17, 2014 as to the beneficial ownership of shares of our common stock by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;

•	each of the executive officers listed in the Summary Compensation Table appearing later in this proxy statement;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on 31,089,185 outstanding shares of common stock as of March 17, 2014. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options, stock appreciation rights or restricted stock units exercisable or vesting within 60 days after March 17, 2014 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Total Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial holders of 5% or more of outstanding common stock
FMR LLC (1)	2,998,796	9.65%
Sands Capital Management, LLC (2)	2,314,724	7.45%
T. Rowe Price Associates, Inc. (3)	3,934,854	12.66%
The Vanguard Group, Inc. (4)	2,051,345	6.60%

Directors and named executive officers
Steve Ells (5)(6)	339,474	1.09%
Montgomery Moran (5)(7)	449,755	1.43%
John Hartung (8)	80,464	*
Bob Blessing (9)	53,084	*
Mark Crumpacker (10)	20,428	*
Albert Baldocchi (5)(11)(12)	72,487	*
John Charlesworth (11)	8,032	*
Neil Flanzraich (11)	3,200	*
Patrick Flynn (11)	10,274	*
Darlene Friedman (5)(11)(13)	6,411	*
Jeff Kindler (14)	—	—
Kimbal Musk (15)	—	—
All directors and executive officers as a group (12 people) (16)	1,043,609	3.31%

*	Less than one percent (1 percent).

(1)	Based solely on a report on Schedule 13G/A filed on February 14, 2014. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock reflected as beneficially owned by FMR LLC. The interest of one person, Fidelity Contrafund, an investment company registered under the Investment Company Act of 1940, in the shares of common stock reflected as beneficially owned by FMR LLC amounted to 1,707,093 shares or 5.49% of the total outstanding common stock at March 17, 2014. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(2)	Based solely on a report on Schedule 13G filed on February 13, 2013. The address of Sands Capital Management, LLC is 1101 Wilson Blvd. Suite 2300, Arlington, Virginia, 22209.

(3)	Based solely on a report on Schedule 13G/A filed on February 12, 2014. Shares beneficially owned by T. Rowe Price Associates, Inc. (Price Associates) are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland, 21202.

(4)	Based solely on a report on Schedule 13G/A filed on February 12, 2014. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355.

(5)	A portion of the shares beneficially owned by Mr. Ells, Mr. Moran, Mr. Baldocchi and Ms. Friedman are entitled to piggyback registration rights.

(6)	Shares beneficially owned by Mr. Ells include: 112,259 shares held in estate-planning entities of which Mr. Ells is the manager and the equity interests in which are held by trusts with a number of potential beneficiaries; and 75,000 shares underlying vested stock appreciation rights.

(7)	Shares beneficially owned by Mr. Moran include 295,000 shares underlying vested stock appreciation rights.

(8)	Shares beneficially owned by Mr. Hartung include: 19,782 shares in a revocable trust for Mr. Hartung’s benefit and of which his spouse is the trustee; 72 shares beneficially owned by his children; and 50,000 shares underlying vested stock appreciation rights. Mr. Hartung disclaims beneficial ownership of the shares beneficially owned by his children.

(9)	Shares beneficially owned by Mr. Blessing include 44,000 shares underlying vested stock appreciation rights.

(10)	Shares beneficially owned by Mr. Crumpacker include 15,000 shares underlying vested stock appreciation rights.

(11)	Shares beneficially owned by Messrs. Baldocchi, Charlesworth, Flanzraich and Flynn and Ms. Friedman include 733 shares underlying unvested restricted stock units, which are deemed to be beneficially owned because each such director is retirement-eligible and the vesting of the awards accelerates in the event of the director’s retirement.

(12)	Shares beneficially owned by Mr. Baldocchi include 68,010 shares owned jointly by Mr. Baldocchi and his spouse.

(13)	Shares beneficially owned by Ms. Friedman include 4,000 shares held by a revocable trust of which Ms. Friedman is a co-trustee.

(14)	Excludes 86 shares underlying unvested restricted stock units which will vest on December 3, 2015, and 227 shares underlying unvested restricted stock units which will vest on May 17, 2016.

(15)	Excludes 70 shares underlying unvested restricted stock units which will vest on September 1, 2016.

(16)	See Notes (5) through (15). Shares beneficially owned by Mr. Blessing are included in these amounts notwithstanding his retirement as of October 31, 2013.

PROPOSAL A

ELECTION OF THREE DIRECTORS

Our Board of Directors has nine members currently divided into three classes. Each director elected prior to this year’s annual meeting was elected to a three year term and will continue in office until a successor has been elected and qualified, subject to the director’s earlier resignation, retirement or removal from office. The current term of office of our Class III directors will end at this year’s annual meeting of shareholders, and as a result of changes to our certificate of incorporation approved at the 2013 annual meeting, the directors elected at this year’s annual meeting will be elected for a one year term as Class I directors ending at the annual meeting of shareholders in 2015. The current term of office of the previously-serving Class I directors will also end at the annual meeting in 2015, and the term of our Class II directors will end at the annual meeting in 2016. Therefore, beginning with the annual meeting in 2016, all directors will be elected on an annual basis.

John Charlesworth, Monty Moran and Kimbal Musk are currently serving as Class III directors and are the nominees for election as directors to serve for a one year term as Class I directors expiring at the 2015 annual meeting. Each of the nominees was nominated by the Board upon the recommendation of the Nominating and Corporate Governance Committee, and has consented to serve if elected. If any nominee is unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason why the nominees would not be able to serve if elected.

The three nominees for director receiving the highest number of votes cast in person or by proxy at the annual meeting will be elected. “Withhold” votes and broker non-votes will not be treated as a vote for any particular director and will not affect the outcome of the election of directors.

The Board of Directors recommends a vote FOR the election of Messrs. Charlesworth, Moran and Musk as Class I directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Biographical Information

The following is biographical information about each of the three nominees and each other current director, including a description of the experience, qualifications and skills that have led the Board to determine that each director should serve on the Board. The respective current terms of all directors expire on the dates set forth below or continue until their successors are elected and have qualified.

Class III directors whose terms expire at the 2014 annual meeting of shareholders and who are nominees for terms expiring at the 2015 annual meeting		Age	Director Since
John S. Charlesworth	Mr. Charlesworth is currently the sole owner/member of Hunt Business Enterprises LLC and EZ Street LLC, which own commercial properties and own and operate car care facilities. Before retiring in 2000, Mr. Charlesworth worked for McDonald’s for 26 years, most recently as President of the Midwest Division of McDonald’s USA from July 1997 to December 2000. Prior to that, he served as a Senior Vice President in Southeast Asia from April 1995 to July 1997. His international experience included strategic planning and risk assessment for the growth and development of McDonald’s across Southeast Asia, as well as serving as the McDonald’s partner representative to seven Southeast Asian joint ventures. His experience with McDonald’s included responsibility for managing a large and diverse employee workforce similar in many ways to Chipotle’s, and also gave him a detailed knowledge of restaurant operations, site selection and related matters. He also has developed strong financial acumen through his experience at McDonald’s as well as running his own business interests. He holds a Bachelor of Science degree in business, majoring in economics, from Virginia Polytechnic Institute.	67	1999

Class III directors whose terms expire at the 2014 annual meeting of shareholders and who are nominees for terms expiring at the 2015 annual meeting		Age	Director Since
Montgomery F. (Monty) Moran	Mr. Moran is our Co-Chief Executive Officer. He was appointed to this position on January 1, 2009, after serving as President and Chief Operating Officer since March 2005. Mr. Moran previously served as chief executive officer of the Denver law firm Messner & Reeves, LLC, where he was employed since 1996, and as general counsel of Chipotle. His experience as our outside general counsel from the time we had only a few restaurants through our growth to several hundred restaurants at the time he joined us as an employee has given him an in-depth knowledge and understanding of every aspect of our business. His legal experience ran from trial and employment matters to real estate and other transactional matters, as well as general corporate counseling. As a result he has an outstanding skill set in such areas as risk management and crisis handling, and also is thoroughly familiar with management personnel throughout our organization. In addition, Mr. Moran was the visionary and creator of our Restaurateur program and other aspects of instilling a culture of high performers throughout Chipotle, and his leadership in this area has been critical to our success. He is also one of the largest individual shareholders of our company. Mr. Moran holds a Bachelor of Arts degree in communications from the University of Colorado and a J.D., cum laude, from Pepperdine University School of Law.	47	2006

Kimbal Musk	Mr. Musk is an entrepreneur and restaurateur who has founded and advised several companies and non-profits including: The Kitchen Restaurant Group, a restaurant company with restaurants in Boulder and Denver, CO; The Kitchen Community; Zip2 Corporation (acquired by Compaq Computer Corporation); PayPal, Inc. (acquired by eBay Inc.); Everdream Corporation (acquired by Dell Inc.); Tesla Motors, Inc.; Space Exploration Technologies Corp. (SpaceX); OneRiot (acquired by Wal Mart Stores, Inc.) and SolarCity Corporation. Mr. Musk has been Chief Executive Officer of The Kitchen Restaurant Group since April 2004, and Executive Director of The Kitchen Community, a non-profit organization that creates learning gardens in schools across the United States, since November 2010. After success in the technology business, Mr. Musk decided to pursue his passion for food and cooking and attended the French Culinary Institute in New York City. His extensive experience with fast-growing and innovative companies as well as restaurants and other retail operations, and his experience on numerous boards of directors, are an asset to our Board. Mr. Musk is a member of the board of directors of Tesla Motors, Inc. (Nasdaq:TSLA) as well as a number of privately-held companies and charitable organizations. He has served as an Adjunct Professor at New York University, and is a graduate of Queen’s Business School in Canada and the French Culinary Institute.	41	2013

Class I directors whose terms expire at the 2015 annual meeting of shareholders		Age	Director Since
Steve Ells	Mr. Ells founded Chipotle in 1993. He is Co-Chief Executive Officer and was appointed Chairman of the Board in 2005. Prior to launching Chipotle, Mr. Ells worked for two years at Stars restaurant in San Francisco. Mr. Ells’s vision—that food served fast doesn’t have to be low quality and that delicious food doesn’t have to be expensive—is the foundation on which Chipotle is based. This visionary thinking has led Chipotle to extraordinary accomplishments, such as growing from a single restaurant to over 1,500 in just 20 years and serving more responsibly-raised meat than any other restaurant company. This thinking has also resulted in Mr. Ells remaining a principal driving force behind making our company innovative and striving for constant improvement, and he continues to provide important leadership to our executive officers, management team, and Board. He is also one of the largest individual shareholders of our company. Mr. Ells graduated from the University of Colorado with a Bachelor of Arts degree in art history, and is also a 1990 Culinary Institute of America graduate.	48	1996

Patrick J. Flynn	Prior to retiring in 2001, Mr. Flynn spent 39 years at McDonald’s where he held a variety of executive and management positions, most recently as Executive Vice President responsible for strategic planning and acquisitions. From his background as a senior-level restaurant industry executive, Mr. Flynn developed strong capabilities in guiding corporate strategy, and tremendous knowledge of the operational aspects of the restaurant business as well. In addition, Mr. Flynn’s past experience as a director of a publicly-held financial institution, and his background in analyzing financial statements of businesses he has led and companies he has considered for acquisition, have given him strong financial analysis skills.	71	1998

Class I directors whose terms expire at the 2015 annual meeting of shareholders		Age	Director Since
Jeffrey B. Kindler	Mr. Kindler is a director, advisor and investor in a number of private health care companies. He serves as CEO of Centrexion Corporation, a privately held therapeutics company. In addition to Chipotle, he serves on two other public company boards, Intrexon Corporation (NYSE: XON) and Siga Technologies Inc. (NasdaqGM: SIGA), as well as several not-for-profit organizations. Mr. Kindler retired as Chairman of the Board and Chief Executive Officer of Pfizer Inc. in December 2010. He joined Pfizer in 2002 as Senior Vice President, General Counsel and assumed positions of increasing responsibilities until being named Chief Executive Officer in 2006. Prior to joining Pfizer, Mr. Kindler was an executive at McDonald’s Corporation and, during 2001, had responsibility for that company’s Partner Brands group (of which Chipotle was a part). He brings leadership, extensive business, operating, legal and policy, and corporate strategy experience to our board, as well as tremendous knowledge of the restaurant industry and the fundamentals of our business. Mr. Kindler holds a Bachelor of Arts degree from Tufts University and a J.D. from Harvard Law School.	58	2012

Class II directors whose terms expire at the 2016 annual meeting of shareholders		Age	Director Since
Albert S. Baldocchi	Mr. Baldocchi has been self-employed since 2000 as a financial consultant and strategic advisor for and investor in a variety of privately-held companies. His extensive involvement with restaurant companies over a period of 17 years has given Mr. Baldocchi an in-depth knowledge of restaurant company finance, operations and strategy. He also has considerable experience with high-growth companies in the restaurant industry and in other industries, and his experience as a senior investment banker at a number of prominent institutions, including Morgan Stanley, Solomon Brothers and Montgomery Securities, helped him develop solid capabilities in accounting and finance as well. Mr. Baldocchi holds a Bachelor of Science degree in chemical engineering from the University of California at Berkeley and an MBA from Stanford University.	59	1997

Class II directors whose terms expire at the 2016 annual meeting of shareholders		Age	Director Since
Neil W. Flanzraich	Mr. Flanzraich has been a private investor since February 2006. He is also the Chairman and CEO of Cantex Pharmaceuticals, Inc. (formerly ParinGenix, Inc.), a privately-owned biotech company. From 1998 through its sale in January 2006 to TEVA Pharmaceuticals Industries, Ltd., he served as Vice Chairman and President of IVAX Corporation, an international pharmaceutical company. From 1995 to 1998, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman LLP, a law firm, and from 1981 to 1994, served as the Senior Vice President and Chief Counsel and member of the Operating and Executive Committees of Syntex Corporation, an international pharmaceutical company. Mr. Flanzraich’s executive experience has helped him develop outstanding skills in leading and managing strong teams of employees, and in oversight of the growth and financing of businesses in a rapidly-evolving market. His legal background also is valuable to us in the risk management area, and Mr. Flanzraich brings to us extensive experience serving as an independent director of other public and privately-held companies. He is a director of Equity One Inc. (NYSE:EQY). Mr. Flanzraich was a director of BELLUS Health Inc. until May 2012, a director of Continucare Corporation until October 2011, a director of Javelin Pharmaceuticals, Inc. until July 2010, and a director of RAE Systems, Inc. until March 2009. Mr. Flanzraich received an A.B. from Harvard College and a J.D. from Harvard Law School.	70	2007

Darlene J. Friedman	Prior to retiring in 1995, Ms. Friedman spent 19 years at Syntex Corporation, a pharmaceutical company, where she held a variety of management positions, most recently as Senior Vice President of Human Resources. While at Syntex, Ms. Friedman was a member of the corporate executive committee and the management committee, and was responsible for the analysis, recommendation and administration of the company’s executive compensation programs and worked directly with the compensation committee of Syntex’s board. This experience and Ms. Friedman’s talent in these areas are invaluable in connection with her service as a director and as a member of our Compensation Committee. Ms. Friedman holds a Bachelor of Arts degree in psychology from the University of California at Berkeley and an MBA from the University of Colorado.	71	1995

The Board of Directors held four meetings in 2013 and acted by written consent two times. Each director who served as a director for the full year attended at least 75 percent of the meetings of the Board and of committees of which they were members during 2013. Mr. Musk attended each meeting of the Board in 2013 from and after the date of his appointment to the Board. The Board has requested that each member attend our annual shareholder meetings absent extenuating circumstances, and all directors attended the 2013 annual meeting of shareholders (other than Mr. Musk, who had not yet been appointed to the Board at the time of the 2013 annual meeting).

A Majority of our Board Members are Independent

Our Board of Directors, under direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us, including under the independence standards contained in the rules of the NYSE. Based on that review, in March 2014 the Board determined that none of our directors have any relationships, transactions or arrangements that would compromise their independence, except Messrs. Ells and Moran, our Co-Chief Executive Officers. In particular, the Board determined that the registration rights granted to Mr. Baldocchi and Ms. Friedman, as described below under “Certain Relationships and Related Party Transactions,” and payments by Chipotle Cultivate Foundation, our company charitable foundation, to The Kitchen Community, a non-profit organization founded and chaired by Mr. Musk, do not constitute relationships that would create material conflicts of interest or otherwise compromise the independence of Messrs. Baldocchi or Musk or Ms. Friedman in attending to their duties as directors. Accordingly, the Board concluded that each director other than Messrs. Ells and Moran qualifies as an independent director.

Committees of the Board

Our Board of Directors has three standing committees: (1) the Audit Committee, (2) the Compensation Committee, and (3) the Nominating and Corporate Governance Committee, each composed entirely of persons the Board has determined to be independent as described above. Each member of the Audit Committee has also been determined by the Board to be independent under the definition included in SEC Rule 10A-3(b)(1), and each member of the Compensation Committee has been determined to be independent under NYSE Rule 303A.02(a)(ii). Each committee operates pursuant to a written charter adopted by our Board of Directors which sets forth the committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at www.chipotle.com under the Corporate Governance link.

Audit Committee

In accordance with its charter, the Audit Committee acts to oversee the integrity of our financial statements and system of internal controls, the annual independent audit of our financial statements, the performance of our internal audit services function, our compliance with legal and regulatory requirements, the implementation and effectiveness of our disclosure controls and procedures, and the evaluation and management of risk issues, and also acts to ensure open lines of communication among our independent auditors, accountants, internal audit and financial management. The committee’s responsibilities also include review of the qualifications, independence and performance of the independent auditors, who report directly to the Audit Committee. The committee retains, determines the compensation of, evaluates, and when appropriate replaces our independent auditors and pre-approves audit and permitted non-audit services provided by our independent auditors. The Audit Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent auditors are pre-approved. This policy is summarized on page 20 of this proxy statement. The committee determined that the fees paid to the independent auditor in 2013, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the auditor’s independence.

As required by law, the Audit Committee has established procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The committee also fulfills the oversight function of the Board with respect to risk management, as described under “Corporate Governance—Role of the Board of Directors in Risk Oversight.” The committee may retain independent advisors at our expense that it considers necessary for the completion of its duties.

The Audit Committee held eight meetings in 2013 and acted by written consent one time. The members of the Audit Committee are Messrs. Baldocchi (Chairperson), Charlesworth and Flanzraich. Our Board of Directors has determined that all of the Audit Committee members meet the enhanced independence standards required of audit committee members by regulations of the SEC, and are financially literate as defined in the listing standards of the NYSE. The Board has further determined that Mr. Baldocchi qualifies as an “Audit Committee Financial Expert” as defined in SEC regulations.

No member of the Audit Committee served on more than three audit or similar committees of publicly held companies, including Chipotle, in 2013. A report of the Audit Committee is found under the heading “Audit Committee Report” on page 23.

Compensation Committee

The Compensation Committee oversees our executive compensation policies and programs. In accordance with its charter, the committee determines the compensation of our Co-Chief Executive Officers based on an evaluation of their performance, and approves the compensation level of our other executive officers following an evaluation of their performance and recommendation by the Co-Chief Executive Officers. The manner in which the committee makes determinations as to the compensation of our executive officers is described in more detail below under “Executive Officers and Compensation—Compensation Discussion and Analysis—Overview of Executive Compensation Determinations.”

The Compensation Committee charter also grants the committee the authority to: review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to confirm that those plans provide reasonable benefits to us; recommend compensation to be paid to our outside directors; review disclosures to be filed with the SEC and distributed to our shareholders regarding executive compensation and recommend to the Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and other administrative matters with regard to our compensation programs and policies. The committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee, except where such delegation is not allowed by legal or regulatory requirements.

The Compensation Committee has also been appointed by the Board to administer our 2011 Stock Incentive Plan and to make awards under the plan, including as described below under “Executive Officers and Compensation—Compensation Discussion and Analysis—Components of Compensation—Long-Term Incentives.” The committee has in some years, including 2013, delegated its authority under the plan to our executive officers to make grants to non-executive officer level employees, within limitations specified by the committee in its delegation of authority.

The Compensation Committee retains outside executive compensation consulting firms to provide the committee with advice regarding compensation matters and to conduct an annual review of our executive compensation programs. For 2013, the committee worked with Compensation Strategies, Inc. on executive compensation matters. Compensation Strategies also occasionally works with our senior human resources staff to provide us with advice on the design of our company-wide compensation programs and policies and other matters relating to compensation, in addition to working with the committee on executive compensation matters. All of the fees paid to Compensation Strategies during 2013 were in connection with the firm’s work on executive compensation matters on behalf of the committee. Compensation Strategies was retained pursuant to an engagement letter with the Compensation Committee, and the committee has determined that Compensation Strategies’ service to Chipotle does not give rise to any conflict of interest, and considers the firm to have sufficient independence from our company and executive officers to allow it to offer objective advice.

The Compensation Committee held five meetings in 2013 and acted by written consent three times. A report of the committee is found under the heading “Executive Officers and Compensation—Compensation Discussion and Analysis—Compensation Committee Report” on page 55.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Ms. Friedman (Chairperson) and Messrs. Flynn and Kindler. There are no relationships between the members of the committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the committee is our employee and no member has been an officer of our company at any time. The Board has determined that each member of the committee qualifies as a “Non-Employee Director” under SEC Rule16b-3 and as an “Outside Director” under Section 162(m) of the Internal Revenue Code of 1986, as amended, and that each member satisfies the standards of NYSE Rule 303A.02(a)(ii) regarding independence of compensation committee members, which became effective on July 1, 2013. No member of the committee nor any organization of which any member of the committee is an officer or director received any payments from us during 2013, other than the payments disclosed under “—Compensation of Directors” below. See “Certain Relationships and Related Party Transactions” for a description of agreements we have entered into with Ms. Friedman.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include reviewing, at least annually, the adequacy of our corporate governance principles and recommending to the Board any changes to such principles as deemed appropriate, and recommending to the Board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board by our shareholders at each annual meeting, (ii) individuals to be nominated and elected to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board) and (iii) appointments to committees of the Board.

The committee, at least annually, reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, frequency of Board meetings and terms of directors. A number of these matters are covered in our Corporate Governance Guidelines, which the committee also reviews at least annually. The committee also reviews the nomination by our shareholders of candidates for election to the Board if such nominations are within the time limits and meet other requirements established by our bylaws. The committee oversees the annual evaluation of the performance of the Board and its committees and reviews and makes recommendations regarding succession plans for positions held by executive officers.

The Nominating and Corporate Governance Committee held three meetings in 2013. The members of the committee are Mr. Flynn (Chairperson), Ms. Friedman and Mr. Kindler.

Special Litigation Committee

In addition to the standing committees described above, in February 2014 the Board established a Special Litigation Committee to investigate a shareholder derivative action being pursued by Saleem Mohammed against the members of our Board (other than Messrs. Kindler and Musk) and our Chief Financial Officer, Mr. Hartung. Chipotle is a nominal defendant in the case. The special litigation committee consists of Messrs. Kindler and Musk.

Director Compensation

Directors who are also employees of Chipotle do not receive compensation for their services as directors. Directors who are not employees of Chipotle received an annual retainer during 2013 of $135,000, of which $50,000 was paid in cash and $85,000 was paid in restricted stock units representing shares of our common stock, based on the closing price of the stock on the grant date, which is the date of our annual shareholders meeting each year. Each director who is not an employee of Chipotle also received a $2,000 cash payment for each meeting of the Board of Directors he or she attended and $1,500 for each meeting of a committee of the Board of Directors he or she attended ($750 in the case of telephonic attendance at an in-person committee meeting). Annual cash retainers are paid to the chairperson of each committee of the Board of Directors, in the following amounts for 2013: $20,000 for the Audit Committee Chairperson, $10,000 for the Compensation Committee Chairperson, $7,500 for the Nominating and Corporate Governance Committee Chairperson, and $3,000 for the chairperson of any other committee established by the Board of Directors unless otherwise specified by the Board. Directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meetings. We have also adopted a requirement that each non-employee director is expected to own Chipotle common stock with a market value of five times the annual cash retainer within five years of the director’s appointment or election to the Board. All directors other than Mr. Kindler, who was appointed to the Board in September 2012, and Mr. Musk, who was appointed to the Board in September 2013, met this requirement as of December 31, 2013. Unvested restricted stock units received as compensation for Board service count as shares owned for purposes of this requirement.

The compensation of each of our non-employee directors in 2013 is set forth below.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Albert S. Baldocchi	$90,000	$85,161	$175,161
John S. Charlesworth	$70,000	$85,161	$155,161
Neil W. Flanzraich	$66,500	$85,161	$151,661
Patrick J. Flynn	$77,500	$85,161	$162,661
Darlene J. Friedman	$80,000	$85,161	$165,161
Jeffrey B. Kindler	$68,500	$85,161	$153,661
Kimbal Musk	$20,712	$28,572	$49,284

(1)	Reflects the grant date fair value under FASB Topic 718 of restricted stock units awarded for the equity portion of each director’s annual retainer. For the directors other than Mr. Musk, restricted stock units in respect of 227 shares of common stock were granted on May 17, 2013, and for Mr. Musk, a pro-rated grant of restricted stock units in respect of 70 shares of common stock were granted on September 1, 2013. The restricted stock units granted in May 2013 were valued at $375.16 per share and those granted in September 2013 were valued at $408.17 per share, in each case equal to the closing price of our common stock on the grant date (or the preceding business day for grants made on a non-business day). The restricted stock units vest on the third anniversary of the grant date subject to the director’s continued service as a director through that date. Vesting accelerates in the event of the retirement of a director who has served for a total of six years (including any breaks in service), or in the event the director leaves the Board following certain changes in control of Chipotle. Directors may elect in advance to defer receipt upon vesting of the shares underlying the restricted stock units. Each director other than Messrs. Kindler and Musk held 733 unvested restricted stock units as of December 31, 2013, and Mr. Kindler held 313 unvested restricted stock units and Mr. Musk held 70 unvested restricted stock units as of that date.

CORPORATE GOVERNANCE

Our Board of Directors has adopted a number of policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; the Chipotle Mexican Grill, Inc. Code of Conduct, which applies to all Chipotle officers, directors and employees; and separate Codes of Ethics for our directors, our Co-Chief Executive Officers and our Chief Financial Officer/principal accounting officer. The Corporate Governance Guidelines, Code of Conduct, and each of the Codes of Ethics are available on the Investors page of our corporate website at www.chipotle.com under the Corporate Governance link.

If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Conduct or our Codes of Ethics that apply to our executive officers, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on the Investors page of our website at www.chipotle.com under the Corporate Governance link.

Chairman of the Board

Mr. Ells, our founder and Co-Chief Executive Officer, also serves as Chairman of the Board. The Chairman of the Board presides at all meetings of the Board and exercises and performs such other powers and duties as may be periodically assigned to him in that capacity by the Board or prescribed by our bylaws. We believe it is not only appropriate but also important for Mr. Ells to serve as Chairman in addition to serving as Co-Chief Executive Officer. As the founder of our company, he has since our inception been the principal architect of our corporate strategy and vision, and continues to be a primary driving force to keep our company innovative and striving for constant improvement. The Board believes that its oversight responsibilities can be most effectively fulfilled if the Board is led by that same driving force, and also believes that it is appropriate for Mr. Ells to lead the Board due to his being one of the largest individual shareholders of our company.

Lead Director

Mr. Baldocchi has served as Lead Director since December 2006. The Board believes that maintaining a Lead Director position held by an independent director ensures that our outside directors remain independent of management and provide objective oversight of our business and strategy. The Lead Director chairs Board meetings during any sessions conducted as executive sessions without employee directors or other employees being present, and also consults with the Chairman, the Co-Chief Executive Officers and the Chief Financial Officer on business issues and with the Nominating and Corporate Governance Committee on Board management.

How to Contact the Board of Directors

Any shareholder or other interested party may contact the Board of Directors, including the Lead Director or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient(s) in care of Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, Colorado, 80202, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit Committee. Our corporate Secretary or general counsel, or their designees, will review and sort communications before forwarding them to the addressee(s), although communications that do not, in the opinion of the Secretary or our general counsel, deal with the functions of the Board or a committee or do not otherwise warrant the attention of the addressees may not be forwarded.

Executive Sessions

Non-management directors met in executive session without management at the end of each regularly-scheduled Board meeting during 2013. Mr. Baldocchi, as Lead Director, chaired the non-employee executive sessions of the Board held during 2013. The Board expects to conduct an executive session limited to non-employee Board members at each regularly-scheduled Board meeting during 2014, and independent directors may schedule additional sessions in their discretion.

At regularly-scheduled meetings of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, executive sessions are generally held at the end of each meeting, with only the committee members or the committee members and their advisors present, to discuss any topics the committee members deem necessary or appropriate.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for establishing criteria for nominees to serve on our Board, screening candidates, and recommending for approval by the full Board candidates for vacant Board positions and for election at each annual meeting of shareholders. The committee’s policies and procedures for consideration of Board candidates are described below. Messrs. Charlesworth, Moran and Musk, the nominees for election as directors at this year’s annual meeting, were recommended to the Board as nominees by the Nominating and Corporate Governance Committee.

The committee considers candidates suggested by its members, other directors, senior management and shareholders. The committee is authorized under its charter to retain, at our expense, search firms, consultants, and any other advisors it may deem appropriate to identify and screen potential candidates. The committee may also retain a search firm to evaluate and perform background reviews on director candidates, including those recommended by shareholders. Any advisors retained by the committee will report directly to the committee.

Candidate Qualifications and Considerations

The committee seeks to identify candidates of high integrity who have a strong record of accomplishment and who display the independence of mind and strength of character necessary to make an effective contribution to the Board and to represent the interests of all shareholders. Candidates are selected for their ability to exercise good judgment and to provide practical insights and diverse perspectives. In addition to considering the Board’s and Chipotle’s needs at the time a particular candidate is being considered, the committee considers candidates in light of the entirety of their credentials, including:

•	Their integrity and business ethics;

•	Their strength of character and judgment;

•	Their ability and willingness to devote sufficient time to Board duties;

•	Their potential contribution to the diversity and culture of the Board;

•	Their educational background;

•

Their business and professional achievements and experience and industry background, particularly in light of our principal business and strategies, and from the standpoint of alignment with our vision and values;

•	Their independence from management, including under requirements of applicable law and listing standards, and any potential conflicts of interest arising from their other business activities; and

•	Relevant provisions of our Corporate Governance Guidelines.

These factors may be weighted differently depending on the individual being considered or the needs of the Board at the time. We do not have a particular policy regarding the diversity of nominees or Board members; rather, the Nominating and Corporate Governance Committee believes that diversity (whether based on factors commonly associated with diversity such as race, gender, national origin, religion or sexual orientation or identity, or on broader principles such as diversity of perspective and experience) is one of many elements to be considered in evaluating a particular candidate.

Consideration of Shareholder-Recommended Candidates and Procedure for Shareholder Nominations

Shareholders wishing to recommend candidates for consideration by the committee must submit to our corporate Secretary the following information: a recommendation identifying the candidate, including the candidate’s contact information; a detailed resume of the candidate and an autobiographical statement explaining the candidate’s interest in serving on our Board; and a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence. Candidates recommended by shareholders for consideration will be evaluated in the same manner as any other candidates, as described below under “Candidate Evaluation Process,” and in view of the qualifications and factors identified above under “Candidate Qualifications and Considerations.”

Under our bylaws, shareholders may also nominate candidates for election as a director at our annual meeting. To do so, a shareholder must comply with the provisions of our bylaws regarding shareholder nomination of directors, including compliance with the deadlines described under “Other Business and Miscellaneous—Shareholder Proposals and Nominations for 2015 Annual Meeting—Bylaw Requirements for Shareholder Submission of Nominations and Proposals” on page 68.

Candidate Evaluation Process

The committee initially evaluates candidates in view of the qualifications and factors identified above under “Candidate Qualifications and Considerations,” and in doing so may consult with the Chairman, the Lead Director, other directors, senior management or outside advisors regarding a particular candidate. The committee also takes into account the results of recent Board and Board committee self-evaluations and the current size and composition of the Board, including expected retirements and anticipated vacancies. In the course of this evaluation, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other reasons. Following the initial evaluation, if one or more candidates were deemed worthy of further consideration, the committee would arrange for interviews of the candidates. To the extent feasible, candidates would be interviewed by the Chairman, the Co-Chief Executive Officers and a majority of committee members, and potentially other directors as well. The results of these interviews would be considered by the committee in its decision to recommend a candidate to the Board. Those candidates approved by the Board as nominees are named in the proxy statement for election by the shareholders at the annual meeting (or, if between annual meetings, one or more nominees may be elected by the Board itself if needed to fill vacancies, including vacancies resulting from an increase in the number of directors).

Policies and Procedures for Review and Approval of Transactions with Related Persons

We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers, directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit Committee to approve in advance, with limited exceptions, any transactions in which any person or entity in the categories named above has any material interest, whether direct or indirect, unless the value of all such transactions in which a related party has an interest during a year total less than $10,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described on page 62.

A related person transaction will only be approved by the Audit Committee if the committee determines that the related person transaction is beneficial to us and the terms of the related person transaction are fair to us. No member of the Audit Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Role of the Board of Directors in Risk Oversight

While our executive officers and various other members of management are responsible for the day-to-day management of risk, the Board of Directors exercises an oversight role with respect to risk issues facing our company, principally through considering risks associated with our company strategy as part of its oversight of our overall strategic direction, as well as delegation to the Audit Committee of the responsibility for evaluating enterprise risk issues. Under the terms of its charter, the Audit Committee discusses with management, our internal auditors and our independent auditors our major risk exposures, whether financial, operating or otherwise, as well as the adequacy and effectiveness of steps management has taken to monitor and control such exposures (including, for instance, our internal control over financial reporting). The Audit Committee’s oversight of risk management includes its review each year of an annual risk assessment conducted by our internal audit department, which functionally reports to the Audit Committee. The Audit Committee also recommends from time to time that key identified risk areas be considered by the full Board, and individual Board members also periodically ask the full Board to consider an area of risk. In those cases the Board considers the identified risk areas at its regularly-scheduled meetings, including receiving reports from and conducting discussions with the appropriate management personnel.

The Board believes our current leadership structure facilitates its oversight of risk by combining independent leadership through the Lead Director, independent Board committees, and majority independent Board composition, with an experienced Chairman and Co-Chief Executive Officer and additional Co-Chief Executive Officer with intimate knowledge of our business, industry and challenges. The Co-Chief Executive Officers’ in-depth understanding of these matters and levels of involvement in the day-to-day management of Chipotle allow them to promptly identify and raise key risks to the Board, call special meetings of the Board when necessary to address critical issues, and focus the Board’s attention on areas of concern. This is effectively balanced by the independent oversight of the Lead Director, independent Board committees, and independent directors as a whole, who can objectively assess the risks identified by the Board or by management, as well as management’s effectiveness in managing such risks.

PROPOSAL B

AN ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to cast an advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our executive officers. We have committed to holding say on pay votes at each year’s annual meeting, until at least the annual meeting to occur in 2017.

The say-on-pay vote is advisory and therefore will not be binding on the Compensation Committee, the Board of Directors, or Chipotle. However, the Compensation Committee and Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Please read the “Executive Officers and Compensation” section of this proxy statement before determining how to vote on this proposal. As described in more detail in that section, and particularly under the heading “—Compensation Discussion and Analysis,” we believe our compensation programs emphasize performance and accountability while maintaining alignment with shareholder interests.

Our Compensation Committee, which is advised by Compensation Strategies, an independent compensation consultant that did not perform other work for Chipotle during 2013, has structured and implemented executive compensation programs that encourage long-term shareholder value creation. During 2013, we once again grew significantly and met or exceeded all of the operating and financial performance guidance we announced prior to the beginning of the year. And importantly, we achieved these results without raising menu prices, which likely would have contributed to even more robust sales and profit growth. For more detail regarding our business performance and creation of shareholder value, see “Compensation Discussion and Analysis—Overview of the Performance Based Nature of our Executive Compensation” beginning on page 42 below. Almost every significant development with respect to the compensation of our executive officers in 2013 was driven by or in recognition of this strong performance.

In reviewing our executive compensation, it is important to recognize that the amounts reflected in the Summary Compensation Table appearing on page 56 do not reflect compensation actually realized by each officer. Rather, the vast majority of the “Total Compensation” reflected in the table for each executive officer in 2011 and 2012 was attributable to the economic value computed for SOSARs awarded in those years. Additionally, the increase in “Total Compensation” from 2012 to 2013 for each officer is attributable primarily to the award of performance shares during 2013, which are intended to serve as compensation for performance over a three year period, and in Mr. Crumpacker’s case was also attributable to an additional SOSAR grant in recognition of Mr. Crumpacker taking on the Chief Development Officer role in addition to serving as Chief Marketing Officer.

The economic value of SOSARs as reflected in the table does not reflect amounts actually realized by the recipients. Instead, amounts will only be realizable in respect of those awards following a vesting period, and only if our stock price increases from the grant date to the date of exercise. Our Compensation Committee believes that this allows the recipients of SOSARs, including our executive officers, to share in the value created for shareholders and makes stock appreciation rights an inherently performance-based form of compensation. Furthermore, half of the SOSARs granted in each year reflected in the table will vest only if we meet or exceed performance goals based on continued increases in our adjusted cash flow from operations over the performance vesting period. Therefore, consistent with our pay-for-performance philosophy, the committee has made these awards one of the principal foundations of the compensation of our executive officers.

It is also important to emphasize that our executive officers continue to have a significant proportion of their wealth invested in our common stock, with all of our officers meeting our executive stock ownership guidelines, and three of the four officers exceeding the guidelines dramatically.

The Compensation Committee of our Board of directors believes that our executive compensation programs continue to emphasize performance-oriented components that encourage and reward strong operating and financial performance and stock price gains, and that have aligned the interests of our officer team with those of shareholders. Accordingly, our Board asks that you vote in favor of the following shareholder resolution:

“RESOLVED, that the compensation of the executive officers of Chipotle Mexican Grill, Inc. as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis section, compensation tables and related material in the company’s proxy statement, are hereby approved.”

The Board of Directors recommends a vote FOR the say-on-pay proposal.

PROPOSAL C

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has engaged Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the year ending December 31, 2014 and to perform other permissible, pre-approved services. As a matter of good corporate governance, we are requesting that shareholders ratify the Audit Committee’s appointment of Ernst & Young LLP as independent auditors. If shareholders do not ratify the appointment of Ernst & Young LLP, the committee will reevaluate the appointment.

The committee has adopted a policy which sets out procedures that the committee must follow when retaining the independent auditor to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and will be reviewed by the Audit Committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law. All services performed by Ernst & Young LLP for the years ended December 31, 2013 and 2012 were pre-approved by the Audit Committee in accordance with this policy, following a determination by the committee that the fees to be paid to Ernst & Young LLP in 2013, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the independence of Ernst & Young LLP as our independent auditors.

Ernst & Young LLP has served as our independent auditors since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

INDEPENDENT AUDITORS’ FEE

The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young LLP for the years ended December 31, 2013 and 2012 were:

Fees for Services	2013	2012
Audit Fees (1)	$585,025	$567,850
Audit-Related Fees (2)	2,147	2,149
Tax Fees (3)	399,322	—
All Other Fees (4)	20,200	34,974

Total Fees	$1,006,694	$604,973

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses, if any, related to SEC filings, comfort letters, consents, SEC comment letters and accounting consultations.

(2)	Represents fees for a subscription to an Ernst & Young online service used for accounting research purposes.

(3)	Represents fees for tax consulting and advisory services.

(4)	Represents reimbursement of costs and expenses in connection with litigation and regulatory proceedings.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.

AUDIT COMMITTEE REPORT

With regard to the fiscal year ended December 31, 2013, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2013 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent auditors, the matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

The Audit Committee:

Albert S. Baldocchi, Chairperson

Neil W. Flanzraich

John S. Charlesworth

POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent auditors. This policy provides that the Audit Committee must pre-approve all audit, review and attest engagements and may do so on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis, but must be individually pre-approved by the committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.

Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the committee may take into account whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases.

The committee may pre-approve a class of services for the entire fiscal year. Pre-approval on an individual service basis may be given or effective only up to six months prior to commencement of the services.

The committee periodically reviews a schedule of fees paid and payable to the independent auditor by type of covered service being performed or expected to be provided. Our Chief Financial Officer is also required to report to the committee any non-compliance with this policy of which he becomes aware. The committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full committee. The individual member of the committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the committee.

PROPOSAL D

A PROPOSAL TO APPROVE

THE AMENDED AND RESTATED CHIPOTLE MEXICAN GRILL, INC. 2011 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN AND MAKE OTHER CHANGES TO THE TERMS OF THE PLAN

Introduction

Chipotle is requesting that shareholders approve the amendment and restatement of its 2011 Stock Incentive Plan, which amendment and restatement was approved by the Board of Directors on March 6, 2014 subject to shareholder approval at the 2014 Annual Meeting. If this proposal is approved:

•	2,600,000 shares will be added to the number of shares authorized for issuance under the 2011 Stock Incentive Plan;

•	eligible persons who may receive equity awards under the Plan will be expanded to include consultants and other advisors;

•	the material terms of the performance goals under the Plan for purposes of Section 162(m) of the Internal Revenue Code will be approved for five additional years;

•

shares not issued due to satisfying minimum required tax withholding under equity awards other than stock options and stock appreciation rights (referred to below as Full Value Awards) will no longer count against the share reserve; and

•	various administrative changes and clarifications will be made or authorized as discussed below.

If this amendment and restatement is not approved by shareholders at the 2014 Annual Meeting, no new shares will be added and equity awards will continue to be granted under the 2011 Stock Incentive Plan as in effect prior to the amendments described in this proposal.

The 2011 Stock Incentive Plan is our only plan for providing equity incentive compensation to our employees, other than our tax-qualified Employee Stock Purchase Plan that allows employees to purchase our stock at a discount. The Board believes that our 2011 Stock Incentive Plan is in the best interests of shareholders and Chipotle, as equity awards granted under this plan help to attract, motivate, and retain key talent, align employee and shareholder interests, link employee compensation to company performance and maintain a culture based on employee stock ownership. Equity is a significant component of total compensation for many of our key employees.

The following discussion and summary of the 2011 Stock Incentive Plan as amended and restated is qualified in its entirety by reference to the actual text of the plan document. A copy of the plan document for the 2011 Stock Incentive Plan as amended and restated subject to shareholder approval is set forth as Appendix A.

Significant Changes in the Amended and Restated 2011 Stock Incentive Plan

We are requesting that shareholders approve the 2011 Stock Incentive Plan to include the following significant changes:

Increase to Share Reserve

The 2011 Stock Incentive Plan sets forth a maximum number of shares authorized for issuance under the plan. The Board is requesting that shareholders approve the addition of 2,600,000 shares of common stock to the share reserve. As of March 17, 2014, 1,416,274 shares remained authorized but unissued under the plan; as a result, if this proposal is approved, a total of 4,016,274 shares would have been available for issuance under the plan as of that date. Shares available for issuance under the 2011 Stock Incentive Plan may be used to issue any type of award permitted under the plan. The 2011 Stock Incentive Plan contains a fungible share reserve feature. Under this feature, a distinction is made between the number of shares in the reserve attributable to stock options and stock appreciation rights and Full Value Awards. Full Value Awards initially count as 2 shares against the share reserve whereas stock option and stock appreciation right grants count as only 1 share. We are also asking shareholders to approve that shares withheld by us to satisfy the tax withholding obligations on Full Value Awards not count against the share reserve.

Expanded Eligibility

Currently, the 2011 Stock Incentive Plan only allows for the grant of equity awards to employees and non-employee directors. From time to time it may be in Chipotle’s best interests to grant equity awards to other persons. Chipotle is requesting that shareholders approve the expansion of eligible persons who may receive equity awards under the 2011 Stock Incentive Plan to include consultants or advisors to Chipotle or any of its subsidiaries who may be offered securities registrable on Form S-8, SEC Rule 701 or otherwise, and prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from Chipotle or its subsidiaries.

Material Terms of Performance Goals

The 2011 Stock Incentive Plan has been structured in such a manner so that the Compensation Committee can, in its sole discretion, elect to grant equity awards that satisfy the requirements of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. In general, under Section 162(m), in order for Chipotle to be able to deduct compensation in excess of $1 million paid in any one year to either of our Co-CEOs or any of our other named executive officers (other than our CFO or any officer who is not subject to U.S. income tax), such compensation must qualify as performance-based. One of the requirements of performance-based compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by shareholders. For purposes of Section 162(m), the material terms include the employees eligible to receive compensation, a description of the business criteria on which the performance goal is based, and the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these terms as proposed to apply for grants of equity awards on and after the 2014 Annual Meeting under the amended and restated 2011 Stock Incentive Plan is discussed below. Shareholder approval of this proposal will constitute approval of the material terms of the 2011 Stock Incentive Plan as amended and restated for purposes of Section 162(m) with respect to grants made after the 2014 Annual Meeting. However, nothing in this proposal precludes Chipotle or the Compensation Committee from granting equity awards that do not qualify for tax deductibility under Section 162(m), nor is there any guarantee that equity awards intended to qualify for tax deductibility under Section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service.

Administrative Changes

The amendment and restatement to the 2011 Stock Incentive Plan provides for administrative changes and clarifications. With respect to stock options and stock appreciation rights, our Compensation Committee will be authorized to establish rules for automatic exercise at the end of the award’s exercise period, to toll the exercise period under certain circumstances, to impose minimum amounts for partial exercises and to determine the fair market value of our stock from alternative valuation methods recognized by IRS regulations issued under Section 409A of the Internal Revenue Code. Clarifications have been made that dividend equivalents are not to be paid prior to meeting performance criteria on Full Value Awards, a change in control can occur in one or a series of related transactions and payments of nonqualified deferred compensation shall not be made on account of a change in control if doing so would violate Section 409A of the Internal Revenue Code. The Compensation Committee is also authorized to establish special rules in order to comply with non-U.S. legal and tax law requirements with respect to grants of equity awards outside the United States. Default rules have also been included for tax compliance.

Corporate Governance Aspects of the 2011 Stock Incentive Plan

The 2011 Stock Incentive Plan includes several provisions that promote best practices by reinforcing alignment with shareholders’ interests. These provisions include, but are not limited to, the following:

•

No Discounted Options or Stock Appreciation Rights: Stock options and stock appreciation rights may not be granted with exercise prices lower than the market value of the underlying shares on the grant date.

•

No Repricing without Shareholder Approval: Other than in connection with corporate reorganizations or restructurings, at any time when the purchase price of a stock option or stock appreciation right is above the market value of a share, Chipotle will not, without shareholder approval, reduce the purchase price of such stock option or stock appreciation right and will not exchange such stock option or stock appreciation right for a new award with a lower (or no) purchase price or for cash.

•

No Liberal Share Recycling: Shares used to pay the exercise price or withholding taxes related to an outstanding stock option or stock appreciation right, unissued shares resulting from the net settlement of any such equity awards, and shares purchased by us in the open market using the proceeds of option exercises do not become available for issuance as future equity awards under the 2011 Stock Incentive Plan. As discussed above, if this proposal is approved, the portion of a Full Value Award used for tax withholding will be added back to the share reserve under the amended and restated plan.

•	No Transferability: Equity awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

•

No Evergreen Provision: The 2011 Stock Incentive Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the 2011 Stock Incentive Plan can be automatically replenished.

•	No Automatic Grants: The 2011 Stock Incentive Plan does not provide for automatic grants to any participant.

•	No Tax Gross-ups: The 2011 Stock Incentive Plan does not provide for any tax gross-ups.

Key Terms of the 2011 Stock Incentive Plan

Eligible Persons

Currently, executive officers, officers, other employees, and non-employee directors of our Company and our subsidiaries are eligible to participate in the Plan. As discussed above, the amendment and restatement adds consultants and advisors as eligible persons subject to shareholder approval. As of March 17, 2014, this group includes seven non-employee directors and approximately 48,497 employees, consultants and advisors, including our four executive officers.

Types of Awards

The 2011 Stock Incentive Plan authorizes the Compensation Committee to grant non-qualified and incentive stock options, stock appreciation rights and Full Value Awards, including restricted stock, restricted stock units, performance shares, deferred share units, phantom stock or share-denominated performance units. No grants of equity awards are permitted under the 2011 Stock Incentive Plan after March 16, 2021.

Share Reserve

The initial share reserve was 3,360,000 shares and, if the amendment is approved by shareholders, would be increased by 2,600,000 shares. As of March 17, 2014, 1,416,274 shares remained authorized but unissued under the plan; as a result, if this proposal is approved, a total of 4,016,274 shares would have been available for issuance under the plan as of that date. Shares issued with respect to Full Value Awards are counted as two shares for every share that is actually issued. For example, if 100 shares are issued with respect to a restricted stock unit award granted under this plan, 200 shares will be counted against the share reserve. A share subject to a stock option or stock appreciation right issued under the 2011 Stock Incentive Plan only counts as one share against the share reserve.

Share Counting Rules

The following rules apply for counting shares against the applicable share limits of the Stock Incentive Plan:

•

To the extent that an equity award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2011 Stock Incentive Plan.

•

To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares to which the exercise related shall be counted against the applicable share limits, as opposed to the number of shares actually issued. For example, if a stock option relates to 1,000 shares and is exercised at a time when the payment due to the participant is 150 shares, 1,000 shares shall nevertheless be the net charge against the applicable share limit.

•

Except as otherwise provided below, shares that are subject to awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2011 Stock Incentive Plan will again be available for subsequent awards under the 2011 Stock Incentive Plan. Any such shares subject to Full Value Awards will become available taking into account the two to one share counting rule, discussed above, for these types of awards. For example, if a 100 share restricted stock unit award is made under the Stock Incentive Plan, the award would count as 200 shares against the Stock Incentive Plan’s share limit after giving effect to the two to one share counting rule. If the award is later forfeited before it vests, the 200 shares that were originally counted against the 2011 Stock Incentive Plan’s share limit would again be available for subsequent awards under the 2011 Stock Incentive Plan.

•

If this proposal is approved, shares that are withheld to satisfy the tax withholding obligations related to any Full Value Award will be available for subsequent awards under the 2011 Stock Incentive Plan. Without the amendments being proposed, the plan does not permit shares withheld by Chipotle to satisfy tax withholding obligations related to a Full Value Award to be available for subsequent awards. Any such shares will become available taking into account the share counting rule, discussed above, for Full Value Awards. For example, if a 100 share restricted stock unit award is made under the Stock Incentive Plan, the award would count as 200 shares against the Stock Incentive Plan’s share limit after giving effect to the two to one share counting rule. If Chipotle delivers 60 shares to the participant and withholds 40 shares to cover tax withholding obligations, 80 shares (the 40 that were withheld multiplied by two to give effect to the two to one share counting rule) would again be available for subsequent awards under the plan.

•

Shares that are exchanged by a participant or withheld by Chipotle to pay the exercise price of an option or stock appreciation right granted under the 2011 Stock Incentive Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any option or stock appreciation right, will not be available for subsequent awards under the plan.

•

Chipotle may not increase the applicable share limits of the 2011 Stock Incentive Plan by repurchasing shares of our common stock on the market (by using cash received through the exercise of stock options or otherwise).

•

Shares issued in connection with awards that are granted by or become obligations of Chipotle through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2011 Stock Incentive Plan, and such awards may reflect the original terms of the related award being assumed or substituted for and need not comply with other specific terms of the plan.

Award Limits

The maximum number of shares that may be covered by awards granted under the 2011 Stock Incentive Plan to any single participant during any calendar year is 700,000.

The maximum number of shares that may be covered by “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code may not exceed 3,000,000.

Vesting and Exercise of Stock Options and Stock Appreciation Rights

The exercise price of stock options granted under the 2011 Stock Incentive Plan may not be less than the fair market value of our common stock on the date of grant. The Committee determines fair market value using any permitted valuation method permitted under the stock rights exemption available under IRS regulations. The maximum exercise period may not be longer than ten years. The Compensation Committee determines when each stock option becomes exercisable, including the establishment of performance vesting criteria, if any. The award agreement specifies the consequences under the stock option of a recipient’s termination of the employment, service as a director or other relationship between us and the participant. Unless otherwise specified in an award agreement for a particular option, unvested stock options vest in full in the event of a participant’s termination without cause or resignation for good reason (as defined in the 2011 Stock Incentive Plan) within two years following a change in control (as defined in the 2011 Stock Incentive Plan). Similar terms and limitations apply to stock appreciation rights under the 2011 Stock Incentive Plan.

Vesting of Full Value Awards

The Compensation Committee may make the grant, issuance, retention, or vesting of Full Value Awards contingent upon continued employment with Chipotle, the passage of time, or such performance criteria and the level of achievement against such criteria as it deems appropriate. A Full Value Award may, among other things, involve the transfer of actual shares of common stock, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of common stock and be subject to performance-based and/or service-based conditions. Unless otherwise specified in an award agreement for a particular award, unvested Full Value Awards vest in full in the event of a participant’s termination without cause or resignation for good reason (as defined in the 2011 Stock Incentive Plan) within two years following a change in control (as defined in the 2011 Stock Incentive Plan). The Compensation Committee may, but is not required, to grant Full Value Awards under the plan in a manner intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Eligibility under Section 162(m)

Awards may, but need not, include performance criteria that are intended to satisfy Section 162(m) of the Internal Revenue Code. To the extent that awards are intended to qualify as performance-based compensation under Section 162(m), the performance criteria will be based on stock price appreciation (in the case of stock options or stock appreciation rights) or on one or more of the following performance measures (in the case of Full Value Awards), each of which may be adjusted as provided in the 2011 Stock Incentive Plan:

(i) revenue growth; (ii) cash flow; (iii) cash flow from operations; (iv) net income; (v) net income before equity compensation expense; (vi) earnings per share, diluted or basic; (vii) earnings per share from continuing operations, diluted or basic; (viii) earnings before interest and taxes; (ix) earnings before interest, taxes, depreciation, and amortization; (x) earnings from continuing operations; (xi) net asset turnover; (xii) inventory turnover; (xiii) capital expenditures; (xiv) income from operations; (xv) income from operations excluding non-cash related entries; (xvi) income from operations excluding non-cash adjustments; (xvii) income from operations before equity compensation expenses; (xviii) income from operations excluding equity compensation expense and lease expense; (xix) operating cash flow from operations; (xx) income before income taxes; (xxi) gross or operating margin; (xxii) restaurant-level operating margin; (xxiii) profit margin; (xxiv) assets; (xxv) debt; (xxvi) working capital; (xxvii) return on equity; (xxviii) return on net assets; (xxix) return on total assets; (xxx) return on capital; (xxxi) return on investment; (xxxii) return on revenue; (xxxiii) net or gross revenue; (xxxiv) comparable restaurant sales; (xxxv) new restaurant openings; (xxxvi) market share; (xxxvii) economic value added; (xxxviii) cost of capital; (xxxix) expense reduction levels; (xl) safety record; (xli) stock price; (xlii) productivity; (xliii) customer satisfaction; (xliv) employee satisfaction; and (xlv) total shareholder return.

These performance measures may be applied individually, alternatively, or in any combination, either to Chipotle as a whole or to one or more of its subsidiaries, divisions or operating units or groups, and measured either annually or cumulatively over a period of years, on an absolute basis, or relative to a pre-established target, to previous years’ results, or to a designated comparison group, in each case as specified by the Compensation Committee in the award agreement.

The number of shares of common stock, stock options, or other benefits granted, issued, retainable, or vested under an award that is intended to satisfy Section 162(m) upon satisfaction of performance criteria may be reduced by the Committee based on any further considerations that the committee may determine in its sole discretion. Specifically, the Compensation Committee is authorized at any time during the first ninety (90) days of a performance period (or, if longer or shorter, within the maximum period allowed under Section 162(m)), to adjust or modify the calculation of a performance goal for a performance period, based on:

(i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in Chipotle’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; and (ix) a change in Chipotle’s fiscal year.

Time based restricted stock units are not intended to qualify as performance-based compensation for purposes of Section 162(m).

Administration

The Compensation Committee administers the 2011 Stock Incentive Plan, and has broad authority to do all things necessary or desirable, in its sole discretion, in connection with plan administration. The Compensation Committee will select who will receive equity awards; determine the number of shares covered thereby; and, subject to the terms and limitations expressly set forth in the 2011 Stock Incentive Plan, establish the terms, conditions, and other provisions of the equity awards. The Compensation Committee may interpret the 2011 Stock Incentive Plan and establish, amend, and rescind any rules related to the 2011 Stock Incentive Plan, and make remedial changes to the terms of an outstanding equity award to comply with applicable laws, regulations and listing requirements and to avoid unintended consequences resulting from unexpected events. The Compensation Committee has the discretion to permit the automatic exercise of vested in-the-money stock options and stock appreciation rights, and can delegate this authority to Chipotle’s management. The Compensation Committee has the authority to toll the exercise period for stock options and stock appreciation rights if such awards held by a former employee cannot be exercised due to trading or other legal restrictions, but not beyond the maximum expiration date of the stock options or stock appreciation rights.

Claw-back Provision for Executive Officers

Equity awards granted to a participant who is determined by the Board to be an “executive officer” shall be subject to any right that Chipotle may have under any recoupment policy or other agreement with such participant, including any provisions that may be adopted regarding the recovery of “incentive-based compensation” under the Dodd-Frank Act.

Amendments Requiring Shareholder Approval

The Board may terminate, amend, or suspend the 2011 Stock Incentive Plan, provided that no action is taken by the Board (except those described in “Adjustments”) without shareholder approval to:

•	increase the number of shares that may be issued under the 2011 Stock Incentive Plan;

•	reprice, repurchase, or exchange underwater stock options or stock appreciation rights;

•	amend the maximum number of shares that may be granted to a participant within a single calendar year;

•	extend the term of the 2011 Stock Incentive Plan;

•	change the class of persons eligible to participate in the 2011 Stock Incentive Plan; or

•	otherwise implement any amendment required to be approved by shareholders under exchange listing rules as in effect from time to time.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of our common stock, or any similar equity restructuring transaction (as that term is used in ASC 718) affecting our common stock, the Compensation Committee will equitably adjust the number and kind of shares available for grant under the 2011 Stock Incentive Plan, the number and kind of shares subject to the award limitations set forth in the 2011 Stock Incentive Plan and subject to outstanding awards under the 2011 Stock Incentive Plan and the exercise price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of Chipotle on outstanding stock options, stock appreciation rights and Full Value Awards granted under the 2011 Stock Incentive Plan shall be determined in the Compensation Committee’s sole discretion. Permitted adjustments include assumption of outstanding equity awards, accelerated vesting, or accelerated expiration of outstanding equity awards, or settlement of outstanding awards in cash.

U.S. Tax Consequences under the 2011 Stock Incentive Plan

The following summary sets forth the tax events generally expected for United States citizens under current United States federal income tax laws in connection with equity awards under the 2011 Stock Incentive Plan. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides.

Stock Options

A participant will realize no taxable income, and we will not be entitled to any related deduction, at the time a stock option that does not qualify as an “incentive stock option” under the Code is granted under the Stock Incentive Plan. At the time of exercise of such a non-qualified stock option, the participant will realize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

For stock options that qualify for treatment as “incentive stock options” under the Code, a participant will realize no taxable income, and we will not be entitled to any related deduction, at the time an incentive stock option is granted. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and we will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a participant will be a long-term capital gain or loss. We will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding periods. Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods, such participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. Such capital gain or loss will be long-term or short-term based upon how long the shares were held. The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option.

Stock Appreciation Rights; Performance Shares

In general, (a) the participant will not realize income upon the grant of a stock appreciation right or performance shares; (b) the participant will realize ordinary income, and we will be entitled to a corresponding deduction, in the year cash or shares of common stock are delivered to the participant upon exercise of a stock appreciation right or in payment of the performance shares; and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date of issuance. The federal income tax consequences of a disposition of unrestricted shares received by the participant upon exercise of a stock appreciation right or in payment of a performance shares award are the same as described below with respect to a disposition of unrestricted shares.

Restricted and Unrestricted Stock; Restricted Stock Units

Unless the participant files an election to be taxed under Section 83(b) of the Code: (a) the participant will not realize income upon the grant of restricted stock; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code), for grants of restricted stock subject only to time-based vesting and not including any performance conditions), when the restrictions have been removed or expire; and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the participant files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

A participant will not realize income upon the grant of restricted stock units, but will realize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code), for grants of restricted stock subject only to time-based vesting and not including any performance conditions), when the restricted stock units have vested and been settled in cash and/or shares of our common stock. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of our common stock received on the date of issuance.

When the participant disposes of restricted or unrestricted stock, the difference between the amounts received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

Section 409A

Section 409A of the Internal Revenue Code provides additional tax rules governing non-qualified deferred compensation. Generally, Section 409A will not apply to awards granted under the 2011 Stock Incentive Plan, but may apply in some cases to restricted stock unit, performance shares, deferred share units, phantom stock or share-denominated performance units. For such awards subject to Section 409A, certain officers of the company may experience a delay of up to six months in the settlement of the awards in shares of company stock.

Withholding

The 2011 Stock Incentive Plan permits us to withhold from awards an amount sufficient to cover any required withholding taxes. In lieu of cash, the committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.

Section 162(m)

As described above, equity awards granted under the 2011 Stock Incentive Plan may be structured to qualify as performance-based compensation under Section 162(m) of the tax code. To qualify, the 2011 Stock Incentive Plan must satisfy the conditions set forth in Section 162(m) of the Internal Revenue Code, and stock options and other awards must be granted under the 2011 Stock Incentive Plan by a committee consisting solely of two or more outside directors (as defined under Section 162(m) regulations) and must satisfy the plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. For awards other than stock options and stock appreciation rights to qualify, the grant, issuance, vesting, or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in the 2011 Stock Incentive Plan, as established and certified by a committee consisting solely of two or more outside directors. The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, and may apply with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the 2011 Stock Incentive Plan will be deductible under all circumstances.

Key Metrics Related to the 2011 Stock Incentive Plan

The following table sets forth the overhang, burn rate and dilution metrics for 2011-2013 under the 2011 Stock Incentive Plan:

	2013 (%)	2012 (%)	2011 (%)	Average (%)
Current Dilution	5.67%	5.05%	5.42%	5.38%
Burn Rate	2.38%	1.99%	1.90%	2.09%
Total Potential Overhang	12.16%	13.92%	16.16%	14.08%

“Current Dilution” is the number of shares subject to equity awards outstanding but not exercised, divided by the total number of common shares outstanding as of December 31st of the applicable year.

The “Burn Rate” measures how quickly we use shares and is calculated by dividing the number of equity awards granted during any particular period by the number of outstanding shares of common stock as of December 31st of the applicable year. A higher burn rate indicates an increased number of equity awards being granted to employees and/or directors. The burn rate is usually compared to industry data, particularly date furnished by various shareholder services groups.

“Total Potential Overhang” is the number of shares subject to equity awards outstanding but not exercised, plus the number of shares available to be granted, divided by the total number of common shares outstanding as of December 31st of the applicable year.

New Plan Benefits

The benefits that will be awarded or paid in the future under the amended and restated 2011 Stock Incentive Plan cannot currently be determined. Awards granted under this plan after the date of our 2014 Annual Meeting are within the discretion of the Compensation Committee, subject to limits on the maximum amounts that may be awarded to any individual as described above as of March 17, 2014. As of March 17, 2014, the closing price of a share of Chipotle common stock was $576.26.

Recent Equity Awards under the 2011 Stock Incentive Plan

On February 3, 2014, we granted stock-only stock appreciation rights to employees with respect to 726,950 shares. These equity awards are reflected in the shares available for grant information presented above. Grants that we made to our named executive officers are set forth in the Grant of Plan-Based Awards in 2013 table on page 57.

The Board of Directors recommends a vote FOR the approval of the proposed amendment increasing the shares of common stock authorized for issuance under the Stock Incentive Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table presents information regarding options and rights outstanding under our equity compensation plans as of December 31, 2013. All options/SOSARs reflected are options to purchase common stock.

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (1)	(b) Weighted-Average Exercise Price of Outstanding Options and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (2)
Equity Compensation Plans Approved by Security Holders:	1,760,851	$312.44	2,262,454
Equity Compensation Plans Not Approved by Security Holders:	None.	N/A	None.
Total	1,760,851	$312.44	2,262,454

(1)	Includes shares issuable in connection with performance shares, which will be issued based on achievement of performance criteria associated with the awards, with the number of shares issuable dependent on our level of performance. The weighted-average exercise price in column (b) includes the weighted-average exercise price of stock options and SOSARs only.

(2)	Includes 2,013,854 shares remaining available under the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, without giving effect to the amendments being proposed in Proposal D, and 248,600 shares remaining available under the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan. In addition to being available for future issuance upon exercise of SOSARs or stock options that may be granted after December 31, 2013, all of the shares available for grant under the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan may instead be issued in the form of restricted stock, restricted stock units, performance shares or other equity-based awards. Each share underlying a full value award such as restricted stock, restricted stock units or performance shares counts as two shares used against the total number of securities authorized under the plan.

PROPOSAL E

AN ADVISORY VOTE ON A SHAREHOLDER PROPOSAL REQUESTING CHIPOTLE TO ISSUE AN ANNUAL SUSTAINABILITY REPORT MEETING SPECIFIED CRITERIA

Proposal E is a shareholder proposal. If the shareholder proponent, or representative who is qualified under state law, is present at the annual meeting and submits the proposal for a vote, the proposal will be voted upon. The shareholder proposal and related supporting statement are included in this proxy statement as submitted by the proponent and we accept no responsibility for their contents. The Board’s statement in opposition to the proposal is presented immediately following the proposal and supporting statement. The name and address of the proponent and the amount of stock owned by the proponent will be promptly provided to any shareholder making an oral or written request for such information to our corporate Secretary at our headquarters.

Whereas:

Managing and reporting environmental, social and governance (ESG) business practices help companies compete in a business environment characterized by finite natural resources, changing legislation, and heightened public expectations. Transparent, substantive reporting allows companies to gain strategic value from existing sustainability efforts and identify emerging risks and opportunities. ESG issues can pose significant risks to business. Without proper disclosure stakeholders and analysts cannot ascertain whether the company is managing its ESG exposure.

The link between strong sustainability management and value creation is increasingly evident. A 2012 Deutsche Bank review of 100 academic studies, 56 research papers, two literature reviews, and four meta-studies on sustainable investing found 89% of the studies demonstrated that companies with high ESG ratings also showed market-based outperformance.

More than 1,200 institutional investors managing more than $33 trillion have joined The Principles for Responsible Investment and publicly commit to seek comprehensive corporate ESG disclosure and incorporate it into investment decisions.

The majority of large corporations also recognize the value of sustainability reporting. As of December 2012, 53% of the S&P 500 and 57% of the Fortune 500 published a corporate sustainability report; 63% of S&P 500 reporters utilized the Global Reporting Initiative (GRI) Guidelines. According to a 2011 KPMG report, 80% of Fortune Global 250 companies produce GRI-based sustainability reports.

Industry peers like Darden Restaurants, Dunkin Brands, and Starbucks have identified relevant ESG factors and address them through sustainability reports.

In contrast, Chipotle Mexican Grill which stated in 2010 that its “commitment to serving Food with Integrity will continue to have many beneficial impacts,” and “it is constantly working to get all of the ingredients it uses from sustainable sources”, has very limited information on its policies and progress towards achieving its objectives.

Resolved:

Shareholders request Chipotle to issue an annual sustainability report describing the company’s short- and long-term responses to ESG-related issues. The report should include objective quantitative indicators and goals relating to each issue where feasible, be prepared at a reasonable cost, omit proprietary information, and be made available to shareholders by October 2014.

Supporting Statement:

The report should address relevant policies, practices, metrics and goals on topics such as: greenhouse gas emissions, pesticide use management, waste minimization, energy efficiency, labor standards and practices, and other relevant environmental and social impacts.

We recommend Chipotle consider using the GRI Sustainability Reporting Guidelines to prepare the report. The GRI is an international organization developed with representatives from business, environmental, human rights and labor communities. The Guidelines cover environmental impacts, labor practices, human rights, product responsibility, and community impacts. The Guidelines provide a flexible reporting system which allows the omission of content irrelevant to company operations.

We also recommend Chipotle consider drawing on the expertise of the Equitable Food Initiative (EFI). The EFI is a collaborative effort of retailers, workers and growers focused on reducing risks in food supply chains. Its standard was adapted to reduce duplication of other industry-leading certifications and has attracted Costco and Bon Appetit as project partners.

Statement in Opposition by our Board of Directors

Through our constant efforts to expand our Food with Integrity mission, we believe Chipotle is driving more positive change in the nation’s food supply than any other restaurant company. Today, we serve more meat that has been raised responsibly (by which we mean from animals raised in a humane way, and never given antibiotics or added hormones) than any other restaurant company. We are the only national restaurant company with a significant stated commitment to serving local and organically grown produce. We believe we were the first national restaurant company to serve dairy products (cheese and sour cream) made only with milk from cows that are not treated with the synthetic hormone rBGH. We are increasingly serving dairy products made with milk from pasture-raised dairy cattle. And in 2013 we became the first national restaurant company to voluntarily identify all ingredients in our food containing genetically modified organisms, or GMOs.

While numerous companies have published reports of the type being advocated in this shareholder proposal, Chipotle has made a deliberate decision not to do so, preferring to devote our resources instead to actually taking actions and adopting practices that we believe will have a positive impact on the sustainability of our business. In this way, our commitment to Food with Integrity directly impacts many of the issues associated with sustainable agriculture—from the humane treatment of farm animals, to overuse of antibiotics on animals, pesticide use, the welfare of workers, environmental degradation and beyond.

As just a few examples of our accomplishments that we believe have positively impacted the environmental footprint and overall sustainability of our business:

•

Over 140 million pounds of meat we purchased in 2013—representing over 90% of our meat purchases—adhered to the standards we require for our Responsibly Raised® brand (coming from animals that are raised in a humane way, and never given antibiotics or added hormones).

•

We purchased over 20 million pounds of local produce in 2013 (by which we mean produce grown or raised within 350 miles of the restaurant at which it was served). This was an increase of 22% from the 18 million pounds of local produce we purchased in 2012. All of our fresh produce items, with the exception of limes, were included in our local program in 2013.

•

We purchased over 4.5 million pounds of organic black beans and over 2.0 million pounds of organic pinto beans in 2013, and we also supported the growth of organic farms by purchasing approximately 400,000 pounds of transitional-acreage black beans from growers undergoing conversion to organic certified land. We also purchased over 3.0 million pounds of Food Alliance certified black beans and over 1.0 million pounds of Food Alliance certified pinto beans in 2013.

•	We also purchased over 5.0 million pounds of organically grown produce in 2013, including about 81% of our cilantro, about 35% of our oregano, and about 2.4% of our avocados.

•	In late 2012, we signed an agreement with the Coalition of Immokalee Workers (CIW) to extend our commitment to sustainable food to the CIW’s Fair Food Program.

And our commitment to sustainability is broader than simply focusing on food issues. For example, we also have specific environmental initiatives in waste, energy and water. In 2013 we piloted a new front-of-house waste program allowing compostable material to be diverted in 31 restaurants in 3 key markets. This is in addition to our ongoing back of house composting program, currently in 11 markets, which diverted approximately 6 million pounds of compostable material from the landfill in 2013. We’ve also opened three restaurants registered with the United States Green Building Council, including one of the first ever restaurants to receive LEED platinum certification, and have incorporated a number of other sustainability measures into our restaurant design and construction as well.

Notwithstanding our commitment to sustainability, including through our Food with Integrity mission and the direct benefits it confers, we simply do not believe that a separate effort to generate, distribute, and update comprehensive reporting on our sustainability achievements represents an efficient or prudent use of our resources. While we do report a number of key measures related to our Food with Integrity mission in press releases and our filings with the SEC, and include much of the same information, as well as additional information about other sustainability aspects of our business, on our web site, we believe that preparing a sustainability report of the type proposed would require a sizeable expansion of the types and amount of information we gather, analyze and disclose. This would involve significant expense and distraction, diverting time and resources from activities that can have direct benefits on the sustainability and profitability of our business, such as opening new restaurants, continuing to build and improve our supply chain, and making improvements in our restaurant design and operations. Moreover, we believe we would gain little from such a diversion of resources, as we do not believe that a report of the type requested by the proponents would provide meaningful benefits to management or useful information to our shareholders.

Although we do not believe the reporting being suggested in this proposal would provide sufficient benefits to Chipotle or its shareholders to justify the costs, that should not be misunderstood as an indication that our Board or our company are not focused on environmental, social and governance issues. In resisting the proposal, we are merely resisting the requirement to comprehensively gather data and publish a report that we do not believe offers meaningful benefits. Instead, we believe our resources will be better devoted to continuing our commitment to changing the way the world thinks about and eats fast food, and to continuing to build shareholder value.

The Board of Directors recommends a vote AGAINST this shareholder proposal.

PROPOSAL F

AN ADVISORY VOTE ON A SHAREHOLDER PROPOSAL REQUESTING

CHIPOTLE TO ADOPT SIMPLE MAJORITY VOTING

Proposal F is a shareholder proposal. If the shareholder proponent, or representative who is qualified under state law, is present at the annual meeting and submits the proposal for a vote, the proposal will be voted upon. The shareholder proposal and related supporting statement are included in this proxy statement as submitted by the proponent and we accept no responsibility for their contents. The Board’s statement in opposition to the proposal is presented immediately following the proposal and supporting statement. The name and address of the proponent and the amount of stock owned by the proponent will be promptly provided to any shareholder making an oral or written request for such information to our corporate Secretary at our headquarters.

Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEngergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner. Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. As a sign of shareholder interest in reform, Chipotle shareholders gave 98% support to the 2013 management proposal to elect each director annually.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated our board D. Lead Director Albert Baldocchi had 16-years long-tenure which detracts from director independence. John Charlesworth and Albert Baldocchi, who compromised 67% of our audit committee, each had more than 14-years long-tenure. Patrick Flynn and Darlene Friedman each had more than 15-years long-tenure and comprised 67% of our executive pay and nomination committees.

In regard to executive pay there was $50 million for Steve Ells and shareholders had a potential 14% stock dilution. Shareholders responded at our 2013 annual meeting and voted 27% against executive pay. Unvested equity pay would not lapse upon CEO termination. Chipotle had not incorporated links to environmental or social performance in its current incentive pay policies.

Chipotle had constituency provisions that can be invoked to deter tender offers regarded as hostile by management and lacked fair price provisions to help insure that all shareholders are treated fairly. Chipotle was rated as having Very Aggressive Accounting & Governance Risk—indicating higher accounting and governance risk than 93% of companies. GMI said Chipotle environmental impact disclosure practices were significantly worse than its sector peers.

Returning to the core topic of this proposal from the context of our clearly improvable corporate climate, please vote to protect shareholder value:

Simple Majority Vote—Proposal F

Statement in Opposition by our Board of Directors

Chipotle’s supermajority voting provisions apply to limited fundamental changes. Under our Amended and Restated Bylaws, approval of most matters submitted to a vote of our shareholders requires the vote of a majority of the shares present at a meeting and entitled to vote. As permitted by Delaware law, however, our Amended and Restated Certificate of Incorporation, as approved by shareholder votes in 2009 (with over 80% approval) and again in 2013 (with over 98% approval), contain a limited number of supermajority voting requirements relating to a few fundamental elements of our corporate governance. The affirmative vote of two-thirds of the outstanding shares of our common stock is required for shareholders to remove directors from our Board, or to adopt, amend or repeal a shareholder-proposed or adopted bylaw.

The Board strongly believes that these limited supermajority voting provisions are reasonable, appropriate, and in the best interests of shareholders as a whole. When shareholders seek to take the extraordinary step of removing a director, or seek to amend our bylaws, which could have a long-lasting effect on Chipotle and our corporate governance, we believe it is reasonable and appropriate to ensure that a broad consensus of shareholders agree that the change is prudent. Our supermajority voting provisions do not apply to a vast majority of the matters on which our shareholders may vote, and do not pose an obstacle to changes that are broadly supported by shareholders.

Many companies continue to employ supermajority voting requirements, often requiring more than a two-thirds majority requirement; frequently 75% or even 80% votes are required. And companies often require supermajority votes for a wider array of matters than we do. Our Board has considered these factors in determining that our supermajority voting requirements are reasonably designed to protect the interests of all shareholders.

The proponents misunderstand the purpose of supermajority provisions. The proponents describe supermajority voting provisions as an “entrenching mechanism,” without further explanation or analysis. They also argue that supermajority voting provisions are “most often used to block initiatives supported by most shareowners but opposed by a status quo management,” without offering a single example of when this has actually occurred, either at Chipotle or any other company. These statements demonstrate the proponents’ misunderstanding of the purpose of supermajority voting provisions.

The proposal must be evaluated in light of our unique business and the concentration of ownership of our common stock. The proponents’ supporting statement implies that the approval of similar proposals at other companies suggests that it should also be approved by Chipotle shareholders. We disagree, and believe that shareholders should evaluate the proposal in light of the particular circumstances unique to Chipotle. From our vision to change the way the world thinks about and eats fast food, to our focus on top-performing employees who are promoted from within our company preparing and serving high quality ingredients in a distinctive environment, we believe we’re different than just about anyone else in our industry. Our growth strategy—to grow organically by opening exclusively company-owned restaurants rather than franchising—is also unique in the restaurant world. These factors, while differentiating Chipotle from most of our peers, could be questioned by those who believe in a more “traditional” way of running and growing a restaurant company. It is certainly foreseeable that one or more investors may believe that growing faster through franchising, or that decreasing food costs by serving lower quality ingredients, would improve our business over the short term. Such investors might be emboldened to try to force these kinds of strategies on us, including by forcing changes to our Board. Our Board believes that, while in some circumstances there might be potential short-term gains to be made by pursuing these or other changes to our unique strategy, such changes would be detrimental to our company and our shareholders over the long term. That being the case, the Board believes that it is important to protect the stability of the Board, and an effective way to maintain that stability is by ensuring that directors may only be removed with broad shareholder support—particularly now that we have responded to shareholder input by phasing out the classification of the Board and moving to annual elections for all Directors.

We also believe it is important to consider Chipotle’s distribution of share ownership, which is heavily concentrated. Currently, our largest five shareholders have the ability to vote more than 40% of our outstanding shares. Because of this concentration of holdings, without the protection of supermajority voting for limited fundamental changes, a relative handful of shareholders could implement these changes even if most shareholders disagreed. We believe this would not be an improvement in corporate governance, as the proponents claim.

Chipotle has a superb record of building shareholder value. The proponents’ supporting statement suggests that supermajority voting rights are an impediment to driving stock price performance. In light of Chipotle’s long-term performance, however, it is difficult to conceive how this possibly could be true in Chipotle’s case. As illustrated below, the cumulative five-year total shareholder return on our common stock significantly exceeded that of the S&P 500 Index and the S&P Restaurant Index over the same period.

This record of performance also calls into question the proponents’ implications that our Board is low-quality and that our executive compensation is problematic. To the contrary, we believe this performance illustrates the strength of our Board and our management team and the benefits of the pay-for-performance compensation program we have put in place. And while the proponents cite a GMI report finding that Chipotle has “Very Aggressive” accounting and governance risk, they fail to mention that in its more recent September 30, 2013 report, GMI rated Chipotle’s accounting and governance risk as “Conservative,” placing our company in the 90th percentile of all companies in North America rated by GMI.

While there is no connection between supermajority voting rights and executive compensation, the proponents attempt to support their proposal with statements about executive compensation matters at Chipotle. The proponents’ supporting statement makes a number of observations about executive compensation matters, thereby implying that there is a connection between supermajority voting provisions and executive compensation. For instance, the supporting statement includes an observation of an amount of pay realized by our Chairman and Co-CEO, and states that Chipotle has not “incorporated links to environmental or social performance in its current incentive pay policies.” These statements appear to suggest that the proposal seeks to recommend changes to Chipotle’s compensation program or the terms of our equity compensation awards. But the proposal does nothing of the sort and is not at all directed at compensation matters. Moreover, the supporting statement asserts that “Unvested equity pay would not lapse upon CEO termination.” In actuality, as disclosed in detail on pages 62 through 66 below, in the event of termination of the employment of a holder of outstanding equity compensation awards, such awards would terminate, except in narrowly defined circumstances such as death, disability, or retirement. As a result, this statement is demonstrably false and misleading, and in any event does not constitute a basis for depriving shareholders of the benefits of the limited supermajority provisions we have in place.

In view of the foregoing, our Board has determined that the proposal is unwarranted and should be rejected.

The Board of Directors recommends a vote AGAINST this shareholder proposal.

EXECUTIVE OFFICERS AND COMPENSATION

EXECUTIVE OFFICERS

In addition to Steve Ells, our Chairman of the Board and Co-Chief Executive Officer, and Monty Moran, our Co-Chief Executive Officer, each of whose biographies are included under the heading “Information Regarding the Board of Directors,” our executive officers as of March 17, 2014, are as follows:

John R. (Jack) Hartung, 56, is Chief Financial Officer and has served in this role since 2002. In addition to having responsibility for all of our financial and reporting functions, Mr. Hartung also oversees IT; safety, security and risk; and compensation and benefits. Mr. Hartung joined Chipotle after spending 18 years at McDonald’s where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung has a Bachelor of Science degree in accounting and economics as well as an MBA from Illinois State University.

Mark Crumpacker, 51, was appointed Chief Marketing Officer in January 2009, and as Chief Development Officer effective upon the retirement of Bob Blessing on October 31, 2013. From December 2002 until December 2008 Mr. Crumpacker was Creative Director for Sequence, LLC, a strategic design and marketing consulting firm he co-founded in 2002, and prior to that served as creative director and in other leadership roles for a variety of design and media companies. Mr. Crumpacker attended the University of Colorado and received his B.F.A. from the Art College of Design in Pasadena, California.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the objectives and principles underlying our executive compensation programs, outlines the material elements of the compensation of our executive officers, and explains the Compensation Committee’s determinations as to the actual compensation of our executive officers for 2013. In addition, this Compensation Discussion and Analysis is intended to put into perspective the tables and related narratives which follow it regarding the compensation of our executive officers.

Overview of the Performance-Based Nature of our Executive Compensation

The fundamental aim of our executive compensation program is to reward our executive officers for the creation of shareholder value. The Compensation Committee of our Board seeks to achieve this objective through a program consisting of the following principal components:

•	Base salaries, which are determined subjectively based on each executive’s contributions, individual performance, and level of experience;

•

Annual cash bonuses determined under our company-wide Annual Incentive Plan, or AIP, which provides for variable payouts based on achievement against a number of operating and financial performance goals approved by the committee at the beginning of each year, as well as subjective evaluations of individual performance; and

•

Equity compensation awards, in the form of annual awards of stock-only stock appreciation rights, or SOSARs, which are inherently performance based since the grantees only realize compensation in connection with the awards if our stock price increases over a multi-year period following the grant date of the award, and performance share awards made every three years and the payout of which is dependent on our achieving performance objectives established by the committee at the time of the grant.

We believe our executive compensation programs have contributed significantly to our significant growth and strong business performance. The following table demonstrates our performance on key growth and profitability measures over the past three years:

	Annual Company Performance
	Total Restaurants	Increase from Prior Year	Sales	Increase from Prior Year	Net Income	Increase from Prior Year
2013	1,595	13%	$3,214,591	18%	$327,438	18%
2012	1,410	15%	$2,731,224	20%	$278,000	29%
2011	1,230	13%	$2,269,548	24%	$214,945	20%

Our performance relative to our restaurant industry peer group (the composition of which is further described below under “Overview of Executive Compensation Decisions—Market Data”) has also generally been strong in the areas of sales growth, net income growth, and total shareholder return. The following table illustrates our relative performance in each of these areas as a percentile of the peer group over the one, three, and five year periods ended December 31, 2013, computed based on the compound annual growth rate of each measure (for the periods greater than one year).

Performance Versus Peer Group—One, Three and Five Year Periods Ended December 31, 2013
	Sales Growth	Net Income Growth	Total Shareholder Return
5 years	97th percentile	100th percentile	95th percentile
3 years	97th percentile	88th percentile	77th percentile
1 year	94th percentile	74th percentile	83rd percentile

The compensation of our executive officers has been determined in light of, and has been significantly driven by, this consistent record of strong performance.

Several of our officers realized significant value during 2013 by exercising SOSARs granted in years 2011 and prior, and each officer also realized substantial compensation in connection with the vesting of performance share awards made in 2010. The amounts realized, which are reflected under “Option Awards” in the Option Exercises and Stock Vested in 2013 table below, were attributable to our strong performance and substantial increases in shareholder value since the grant date of the awards. Our market capitalization was nearly $16.5 billion as of the end of 2013, as compared to approximate market capitalizations of $1.7 billion as of the grant date of SOSARs awarded in 2009, $3.3 billion as of the grant date of SOSARs awarded in 2010, $6.8 billion as of the grant date of performance shares awarded in 2010, and $8.9 billion as of the grant date of SOSARs awarded in 2011. We believe our officers’ collective realization of value representing (on a pre-tax basis) approximately one percent of the average growth in our market capitalization from the grant dates of the exercised awards through the end of 2013 represents an appropriate reward for tremendous performance, irrespective of non-cash accounting values attributed to the awards and recognized in our financial statements and compensation disclosures. This realization of compensation by our officers exemplifies how our long-term incentive program rewards the creation of shareholder value.

During 2013, the committee also continued its practice, first initiated in 2011, of including a performance vesting condition in addition to time-based vesting in half of the SOSARs granted to the executive officers, and its practice, first initiated in 2012, of including a “clawback” in the award agreements for SOSAR awards, in the event NYSE listing standards or SEC rules in the future require the recovery of compensation received in connection with the awards. The committee believes that the addition of vesting conditions requiring our achievement of stated levels of cumulative adjusted cash flow from operations during the term of the award further strengthens the connection between rewards to our officers and our company’s business performance, helping to restrict the rewards attributable solely to a robust stock market if our business performance is lacking. The inclusion of a clawback provision helps to protect against executives reaping rewards from misconduct. Our

Board of Directors has also approved executive stock ownership guidelines applicable to our executive officers to ensure that our officers retain ownership of a sufficient amount of Chipotle stock to align their interests in a meaningful way with those of our shareholders

Consistent with our intent to maintain a performance-based compensation system for all of our employees, including our executive officers, the total compensation of each executive officer is weighted heavily towards at-risk elements of compensation: annual AIP bonuses, SOSAR awards, and performance shares. For 2013, these performance-based elements accounted for between 88 percent and 98 percent of the total realized compensation for each executive officer (consisting of base salary, AIP payouts, “All Other Income” as reported in the Summary Compensation Table, plus amounts reported in the Option Exercises and Stock Vested in 2013 table).

Additional detail regarding our executive compensation programs, policies and procedures, as well as the actual compensation of our executive officers in 2013, follows.

Compensation Philosophy and Objectives

Our philosophy with regard to the compensation of our employees, including our executive officers, is to reinforce the importance of performance and accountability at the corporate, regional and individual levels. We strive to provide our employees with meaningful rewards while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In setting and overseeing the compensation of our executive officers, the Compensation Committee believes our compensation philosophy to be best effectuated by designing compensation programs and policies to achieve the following specific objectives:

•	Attracting, motivating, and retaining highly capable executives who are vital to our short- and long-term success, profitability, and growth;

•	Aligning the interests of our executives and shareholders by rewarding executives for the achievement of strategic and other goals that we believe will enhance shareholder value; and

•	Differentiating executive rewards based on actual performance.

The committee believes that these objectives are most effectively advanced when a significant portion of each executive officer’s overall compensation is in the form of at-risk elements such as incentive bonuses and long-term incentive-based compensation, which should be structured to closely align compensation with actual performance and shareholder interests.

The committee’s philosophy in structuring executive compensation rewards is that performance should be measured by comparing our company performance to market-wide performance in our industry, as well as subjectively evaluating each executive officer’s performance. See “—Overview of Executive Compensation Determinations—Market Data” below.

In structuring and approving our executive compensation programs, as well as policies and procedures relating to compensation throughout our company, the committee also considers risks that may be inherent in such programs, policies and procedures. The committee has determined that it is not likely that our compensation programs, policies and procedures will have a material adverse effect on our company.

Overview of Executive Compensation Determinations

In setting compensation for our executive officers, the committee assesses our performance, focusing in particular on our growth and shareholder return in relation to other companies in our industry over the prior three years. This assessment is described in more detail below under “—Discussion of Executive Officer Compensation Decisions—Assessment of Company Performance.” In conjunction with its review of our performance, the committee also reviews each executive officer’s individual circumstances, including tally sheet information reflecting the cash and equity-based compensation paid to each executive officer in each year since the officer started work with us (or since 1998 in the case of Mr. Ells, our Chairman and Co-Chief Executive Officer), as well as the accumulated value of all cash and equity-based compensation awarded to each executive officer. The committee also conducts discussions with our Co-Chief Executive Officers regarding the performance of our other executive officers, and meets in executive sessions to discuss the performance of the Co-Chief Executive Officers.

The committee does not “benchmark” the compensation of any of our executive officers in the traditional sense. Rather, to supplement its review of each executive officer’s historical compensation and performance as well as overall company performance, the committee also refers to market data on executive compensation. From this data, the committee determines what it believes to be competitive market practice and approves individual compensation levels by reference to its assessment of market compensation, together with historical compensation levels, subjective assessments of individual performance and other subjective factors.

The committee’s outside compensation consultant, Compensation Strategies, also provides input on compensation decisions, including providing comparisons to market levels of compensation as described below under “—Market Data.”

Market Data

The committee believes the investment community generally assesses our company performance by reference to other companies in the restaurant industry, and our management team and Board also reference such peer company performance in analyzing and evaluating our business. Accordingly, calibrating compensation by reference to our relative performance against, and levels of executive compensation at, companies in the restaurant industry allows for the most meaningful comparisons of our actual performance against our peers and of our executive compensation programs and practices against competitive market practice. The committee further believes that this ensures that compensation packages for our executive officers are structured in a manner rewarding superior operating performance and the creation of shareholder value.

The restaurant peer group used for these purposes is generally comprised of all publicly-traded companies in the Global Industry Classification Standard, or GICS, restaurant industry with annual revenues greater than $500 million, excluding McDonald’s Corporation due to its substantially greater size than us. At the time the committee made its initial executive compensation decisions for 2013, the companies included in the peer group were as follows: Biglari Holdings, Inc., BJ’s Restaurants, Inc., Bob Evans Farms, Inc., Brinker International, Inc., Buffalo Wild Wings, Inc., Carrols Restaurant Group, Inc., CEC Entertainment, Inc., The Cheesecake Factory Incorporated, Cracker Barrel Old Country Store, Inc., Darden Restaurants, Inc., Denny’s Corp., DineEquity Inc., Domino’s Pizza Inc., Jack In The Box Inc., Panera Bread Company, Papa John’s International Inc., Red Robin Gourmet Burgers, Inc., Ruby Tuesday, Inc., Sonic Corp., Starbucks Corporation, Texas Roadhouse Inc., The Wendy’s Company and Yum! Brands, Inc. Prior components of the peer group O’Charley’s Inc. and P.F. Chang’s China Bistro, Inc. were taken private during 2012 and thus were eliminated from the peer group. The committee reviews the composition of the restaurant industry peer group periodically and will make additional adjustments to the peer group in response to changes in the size or business operations of Chipotle and of companies in the peer group, companies in the peer group being acquired or taken private, and other companies in the GICS restaurant industry becoming public.

Data drawn from the restaurant peer group is adjusted by using regression analysis to eliminate variations in compensation level attributable to differences in size of the component companies. Compensation Strategies, the committee’s independent executive compensation consultant, performs this analysis.

2013 Say-on-Pay Vote

At our annual meeting in May 2013, we held our third annual “say-on-pay” vote, an advisory vote on the compensation disclosed for our executive officers, in which approximately 73 percent of the votes cast were in favor of our executive compensation as disclosed in the proxy statement for the meeting. Our Chief Financial

Officer and our Director of Compensation & Benefits held discussions during 2013 with a number of our largest shareholders regarding the say-on-pay vote, and found that several of them do support our executive compensation program and did not suggest that we make any changes. Furthermore, at least one of our top five shareholders expressed its disapproval of our executive compensation based solely on numerical compensation thresholds and without regard to our performance, an approach with which we disagree in a number of respects. Accordingly, following the discussions between our management and significant investors, as well as continued review and consultation of our compensation programs, market practice, our company performance, the shareholder value we have created, and the input of an independent compensation consultant, the committee determined that the say-on-pay vote did not warrant significant changes to our executive compensation programs. The Compensation Committee believes that the support of the holders of nearly three-quarters of our outstanding common stock continues to indicate shareholder support for our compensation programs. Moreover, the committee recognizes that some shareholders will favor a compensation program that is more tightly tied to market benchmarks, strict numerical limits, or other approaches that do not offer the same rewards for superior performance that are offered by our program. The committee believes that, for the reasons set forth elsewhere in this section, our approach is best for our company and its shareholders. The committee will continue to consider the outcome of our future say-on-pay votes when making compensation decisions for the named executive officers.

Components of Compensation

The committee believes that by including in each executive officer’s compensation package incentive-based cash bonuses tied to individual performance and our financial and operating performance, as well as equity-based compensation where the reward to the executive is based on the value of our common stock, it can reward achievement of our corporate goals and the creation of shareholder value. Accordingly, the elements of our executive compensation are base salary, annual incentives, long-term incentives, and certain benefits and perquisites. The committee seeks to allocate compensation among these various components for each executive officer to emphasize pay-at-risk elements, with reference to market practice, in order to promote our pay-for-performance philosophy.

Base Salaries

We pay a base salary to compensate our executive officers for services rendered during the year, and also to provide them with income regardless of our stock price performance, which helps avoid incentives to create short-term stock price fluctuations and mitigates the impact of forces beyond our control such as general economic and stock market conditions. We do not have written employment agreements with any of our executive officers and therefore do not have contractual commitments to pay any particular level of base salary. Rather, the committee reviews the base salary of each executive officer at least annually and adjusts salary levels as the committee deems necessary or appropriate, based on the recommendations of our Co-Chief Executive Officers for each of the other officers. Base salaries are typically adjusted during the first quarter of each year. Base salaries are administered in a range around the 50th percentile of the market, while also taking into account an individual’s performance, experience, development and potential, and internal equity issues. The committee anticipates that this range could extend from the 25th percentile and below for executive officers newer to their role, in a developmental period, or not meeting expectations, to the 90th percentile or higher for truly exceptional performers in critical roles who consistently exceed expectations.

The base salaries set for the executive officers for 2013 are discussed below under “—Discussion of Executive Officer Compensation Decisions—Base Salaries.”

Annual Incentives

We have designed, and the Compensation Committee oversees, an annual performance-based cash bonus program for all of our full-time regional and corporate employees, including our executive officers. We call this program our “Annual Incentive Plan,” or “AIP.” Bonuses under the AIP are based on the achievement of pre-established performance measures that the committee determines to be important to the success of our operations and financial performance, and therefore to the creation of shareholder value.

Early in each year, we set a target AIP bonus for each eligible employee, including approval by the committee of the target bonus for each executive officer. Consistent with our overall compensation policies and philosophy, target AIP bonuses as a percent of each executive officer’s base salary are set in a range around the 50th percentile of the market. Individual targeted amounts can also be increased or decreased based on subjective individual considerations such as level of responsibility, experience and internal equity issues.

Following completion of our year-end financial statements and each executive officer’s annual performance evaluation, actual bonuses are determined by applying to each executive officer’s target bonus a formula that increases or decreases the payout amount based on performance against the AIP measures approved by the committee.

The committee may in some years also approve discretionary bonuses to reward particularly strong individual achievement or overall performance. In some years this is accomplished via a discretionary adjustment to the AIP terms at the time final payouts are determined, and in some years discretionary bonuses are determined outside the parameters of the AIP. No discretionary bonuses were paid for 2013, although the committee did approve a pro-rated payout of Mr. Blessing’s AIP bonus for 2013 in connection with his retirement.

See “—Discussion of Executive Officer Compensation Decisions—Annual Incentives—2013 AIP Payouts” below for a discussion of AIP bonuses for 2013.

Long-Term Incentives

We use long-term incentives as determined by the committee to be appropriate to motivate and reward our executive officers for superior levels of performance, to align the interests of the executive officers with those of the shareholders through the delivery of equity, and to add a retention element to the executive officers’ compensation. Eligibility for long-term incentives is generally limited to our top performing employees who we believe have a substantial impact on our success, as well as high potential individuals who may be moving into roles that may have a substantial impact in the future.

Long-term incentive awards are made under our 2011 Stock Incentive Plan, under which we are authorized to issue stock options, restricted stock or other equity-based awards denominated in shares of our common stock. The plan is administered by the Compensation Committee, and the committee makes grants directly to our executive officers, and is authorized to delegate the authority to make awards to employees other than the executive officers. The committee also sets the standard terms for awards under the plans each year.

One portion of our long-term incentive awards consists of stock-only stock appreciation rights, or SOSARs. We believe SOSARs align the economic interests of our employees, including our executive officers, with those of our shareholders by reserving a portion of shareholder value creation for our employees. SOSARs also closely tie compensation to corporate performance because these awards do not offer value unless our stock price increases. We also believe that the terms the committee has set for our SOSARs strike an appropriate balance between rewarding our employees for building shareholder value and limiting the dilutive effect to our shareholders of our equity compensation programs. SOSARs require the issuance of fewer shares in respect of each award than do stock options, because only the shares representing the appreciation over the exercise price of the SOSARs are issued upon exercise, whereas upon the exercise of a stock option all of the shares subject to the option are issued. As a result, SOSARs minimize dilution as compared to equivalent grants of stock options. All options and SOSARs have had, and all SOSARs or similar awards we grant in the future will have, an exercise price equal to no less than the closing market price of our common stock on the date of the grant. The SOSAR awards made in 2013 are described below under “—Discussion of Executive Officer Compensation Decisions—Stock Appreciation Rights Granted during 2013.”

The committee’s policy is generally to make SOSAR grants to officers only on an annual basis, within five business days following our public release of financial results for the previous year. SOSARs are granted to officers outside of this annual award cycle only in exceptional circumstances, such as in the case of key hires or promotions. The committee may make additional equity awards, or delegate to one or more officers the authority to make such awards, to non-officer employees at other times during the year. Mr. Crumpacker was awarded a mid-year grant of SOSARs during 2013 in recognition of his accepting the role of Chief Development Officer following the retirement of Mr. Blessing.

The other portion of each executive officer’s long-term incentive award consists of performance shares. The committee believes that having a portion of each executive’s long-term incentive in the form of full-value shares is best correlated with performance by including a performance vesting condition on the awards. 2013 marked completion of the three-year performance period associated with performance shares awarded in 2010. See “—Discussion of Executive Officer Compensation Decisions—Performance Shares Granted during 2010” below for a discussion of the payout of the performance share awards to each executive officer, as well as the Options Exercised and Stock Vested in 2013 table below, which reflects the payout of the awards. Following payout of the awards, new awards were granted, for which payout will be determined following completion of the third quarter of 2016.

Because our practice has been to make periodic performance share awards designed to compensate performance over a multi-year performance period, the compensation reported for each executive officer in the Summary Compensation Table below will reflect additional compensation expense in the years in which performance shares are granted.

Benefits and Perquisites

We provide our executive officers with access to the same benefits we provide all of our full-time employees. We also provide our officers with perquisites and other personal benefits that we believe are reasonable and consistent with our compensation objectives, and with additional benefit programs that are not available to all employees throughout our company.

Perquisites are generally provided to help us attract and retain top performing employees for key positions, and in some cases perquisites are designed to facilitate our executive officers bringing maximum focus to what we believe to be demanding job duties. In addition to the perquisites identified in notes to the Summary Compensation Table below, we have occasionally allowed executive officers to be accompanied by a guest when traveling for business on an airplane chartered by us. Executive officers have also used airplanes that are available to us through our charter relationship for personal trips; in those cases the executive officer has fully reimbursed us for the cost of personal use of the airplane. Our executive officers are also provided with personal administrative and other services by company employees from time to time, including scheduling of personal appointments, performing personal errands, and use of company-provided drivers. We believe that the perquisites we provide our executive officers are consistent with market practices, and are reasonable and consistent with our compensation objectives.

We also administer a non-qualified deferred compensation plan for our senior employees, including our executive officers. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We offer an employer match on a portion of the contributions made by the employees. We believe this plan is an important retention and recruitment tool because it helps facilitate retirement savings and financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide a similar plan to their key employees.

Discussion of Executive Officer Compensation Decisions

Assessment of Company Performance

The committee generally sets the base salaries of, and makes long-term incentive awards to, the executive officers in February of each year. In making these decisions, the committee references our company performance primarily by comparing our sales growth, net income growth and total shareholder return over the preceding one-year, three-year and five-year periods to the same measures for the restaurant peer group described above. In February 2013, the committee referred to these performance measures, as set forth in the table titled “Performance Versus Peer Group—One, Three and Five Year Periods Ended December 31, 2013” in the “Overview of the Performance-Based Nature of our Executive Compensation” above. This assessment of company performance is only one factor used by the committee in making compensation decisions, as described in more detail below, but does play a significant role in the committee’s decision-making, consistent with our pay-for-performance philosophy. Because of our strong performance in 2012 and prior years relative to market-wide performance in our industry, the committee generally set compensation levels for our executive officers for 2013 in the upper end of the ranges that the committee believed to be appropriate for each executive officer.

Base Salaries

To set base salary levels for 2013 for our executive officers, the committee considered the existing base salary of each officer, as well as each officer’s contribution level and effectiveness in his role, and the range of base salaries at our peer companies. In order to preserve a heavy emphasis on “at-risk” elements of compensation as part of our pay-for-performance philosophy, the committee determined not to increase the base salaries of our Co-Chief Executive Officers during 2013. Base salaries for the other executive officers were increased based on our company performance versus the restaurant industry peer group as described above under “—Assessment of Company Performance,” and additionally based on the committee’s subjective determinations as to each officer’s individual performance and contribution to our significant growth. Base salaries for 2013 remained at $1,400,000 for Mr. Ells and $1,200,000 for Mr. Moran, and were increased to $655,050, for Mr. Hartung, $416,707 for Mr. Blessing and $388,411 for Mr. Crumpacker. The difference in the base salaries of Mr. Moran and Mr. Ells is attributable to Mr. Moran serving in the office of Co-Chief Executive Officer only since the beginning of 2009, whereas Mr. Ells has served as Chief Executive Officer since our inception. The differences in salary between the Co-Chief Executive Officers and the other executive officers are attributable to the committee’s belief in the tremendous importance of strong leadership at the chief executive officer level as well as to the level of impact of the contributions made by the Co-Chief Executive Officers to our success.

In connection with his assuming the role of Chief Development Officer following Mr. Blessing’s retirement in October 2013, Mr. Crumpacker’s base salary was increased to $425,000.

Annual Incentives—AIP Structure

The formula to determine payouts under the AIP consists of a company performance factor, a team performance factor, and an individual performance factor, each stated as a percentage by which an executive officer’s target payout amount will be adjusted to determine actual cash bonuses. The payout formula is as follows:

(AIP Bonus Target X Company Performance Factor) X 30% X Team Performance Factor +

(AIP Bonus Target X Company Performance Factor) X 70% X Individual Performance Factor

For our development employees (including, until the time of Mr. Blessing’s retirement, our Chief Development Officer), the team factor is weighted at 50 percent and the individual factor is weighted at 50 percent.

In most years, each of the company, team and individual performance factors could be adjusted downward to zero based on company, team or individual performance, which could result in no AIP bonuses being paid or an individual’s AIP bonus being significantly reduced. While adjustments downward have generally been much less significant, the potential for one or more factors to be significantly reduced ensures that AIP bonuses will be significantly reduced or not paid at all if our performance falls far short of our expectations, and enables us to avoid unduly rewarding employees not contributing to our success.

We include the company performance factor in the calculation to reward participating employees when our company performs well, which we believe focuses employees on improving corporate performance and aligns the interests of our employees with those of our shareholders. We include the team performance factor to promote teamwork and to provide rewards based on the areas of the company in which a participant can make the most impact. We include the individual performance factor to incentivize individual performance and to ensure individual accountability. Each of these components can reduce award levels when we, one of our “team” units, or an employee participating in the AIP don’t perform well, which further promotes accountability. We believe that as a whole, this structure results in the AIP rewarding our top performers, consistent with our goal of building shareholder value.

To determine the company and team performance factors for each year, during the first quarter of the year the committee approves targeted performance levels for a number of financial or operating measures (on a company-wide basis for the company performance factor and for each of our operating regions for the team performance factor), and key initiatives for improving our company during the year. The AIP formulas are structured so that achievement at the targeted level of each financial and operating measure and achievement (as determined subjectively by the committee) of the key initiatives would result in company and team performance factors that would result in payout at 100 percent - in other words, at target. Achievement above or below the targeted financial and operating measures, and over- or under-achievement of the key initiatives as determined subjectively by the committee, results in adjustments upward or downward to the company and team performance factors, on a scale for each measure approved by the committee at the beginning of the year. The company and team performance factors to determine payouts are calculated after the conclusion of the year by referencing actual company and regional performance on each of the relevant financial and operating measures, and on the key initiatives, to the scales approved by the committee, and in unusual circumstances, following additional adjustments that the committee deems to be appropriate to account for unforeseen factors during the year. The company performance factor and the team performance factor for most corporate-level employees, including the executive officers other than the Chief Development Officer, are capped at 150 percent. The team performance factor for most corporate-level employees, including the executive officers other than the Chief Development Officer, is the average of the regional team performance factors, subject to adjustment based on other variables considered by the committee relating to our corporate employees. The team performance factor for our Chief Development Officer has been based on company-wide measures established specifically for the development department.

The individual performance factor is a function of the individual employee’s performance rating for the year. The precise individual performance factor is set from zero to 130 percent following completion of the employee’s performance review, within a range of percentages associated with the employee’s performance rating. The committee evaluates the performance of the Co-Chief Executive Officers to determine each of their individual performance factors, and approves individual performance factors for each other executive officer after considering recommendations from the Co-Chief Executive Officers, in each case based on a subjective review of each officer’s performance for the year.

The committee also sets maximums each year for the company, team and individual performance factors. The committee may, in its discretion, authorize a deviation from the parameters set for any particular performance factor in order to account for exceptional circumstances and ensure that AIP bonuses further the objectives of our compensation programs.

Annual Incentives—2013 AIP Payouts

The committee set the target annual AIP payouts for each executive officer during the first quarter of 2013, based in part by reference to the historical compensation of each officer, each officer’s performance during the year, and median target bonuses for comparable positions within the restaurant industry peer group. While the AIP parameters generally allow for maximum payouts equal to 204 percent of the target award, which the committee believes is adequate to reward achievement of outstanding results and motivate our employees to drive superior performance, the AIP parameters for development employees (including Mr. Blessing), place a greater weight on team performance and allow for a higher team performance factor. The committee approved this plan design in recognition of the coordinated group effort needed to effectively drive strong new restaurant openings, and as a result, the maximum AIP payout to development employees (including Mr. Blessing) was 229 percent of the target award.

In connection with his assuming the role of Chief Development Officer following Mr. Blessing’s retirement in October 2013, Mr. Crumpacker’s target AIP bonus was increased from 50 percent of base salary to 60 percent. His AIP bonus for 2013, however, was based on the general corporate AIP structure and not the AIP structure for development employees.

For 2013, as with past years, the four measures the committee selected to be used in determining the company and team performance factors were income from operations (prior to accrual for AIP payouts), new restaurant average daily sales, comparable restaurant sales increases, and new restaurant weeks of operation. Targeted performance for each measure (which would result in no adjustment to the company performance factor) was set at $544.7 million for operating income, $4,558 for new restaurant average daily sales, comparable restaurant sales increases of 4.8 percent, and 4,179 new weeks of operation. Consistent with our pay-for-performance philosophy these targets represented stretch goals, the achievement of which would have generally resulted in our financial results exceeding the base-level forecast results in our 2013 operating plan and equaling or exceeding the full-year 2013 guidance we publicly issued to investors. Performance on operating income was weighted most heavily in the computation of the company performance factor, because we believe profitability is the most important measure of our success and driver of shareholder value.

In order to provide a strong incentive towards superior performance, the adjustment scales for the company performance factor were set such that overachievement against each goal would have resulted in upward adjustments at a higher rate than the rate at which equivalent levels of underachievement would have resulted in downward adjustments.

The targeted performance and adjustments for each of these measures on a regional level, other than new restaurant weeks of operation, were used to calculate the team performance factor for corporate-level employees as well, except that the team performance factor for development employees, including Mr. Blessing, was based on six company-wide measures specific to the development department. The regional performance targets and variance adjustments were set at the regional level consistent with the scales described above for the company performance factor. We do not disclose operating results on a region-by-region basis. The measures used for the development department’s team performance factor were new restaurant average daily sales at a similar target level to the target for the company performance factor, new restaurant development costs for Chipotle restaurants in North America, which were targeted at $782,085, 189 new restaurant openings, and measures of restaurant reinvestment costs, the number of potential restaurant sites added to our pipeline, and subjectively-determined key initiatives related to the department. Disclosure of the targeted new restaurant reinvestment and the number of restaurant sites added to our pipeline would subject us to competitive harm. The targeted number of restaurant sites added to our pipeline represented an expansion of our real estate pipeline to a level that would enable us to open restaurants at a higher rate than, and at a rate that we believe would allow our profit growth to exceed the profit growth of, our competitors. It would also represent an ability to capitalize on a relatively high percentage of the suitable restaurant sites that we believe become available in a given year. Targeted new restaurant reinvestment costs represented a low cost of operations that would require high quality in initial builds. As such, we believe these targets represented a challenge to our development team members, including Mr. Blessing, and although achievable, we believe meeting the targets was substantially uncertain at the time they were set.

The key initiatives targeted for 2013 were developing Restaurateur cultures, setting salaried managers up for success, developing outstanding crew, extraordinary customer service and throughput, food with integrity, and development of our future growth opportunities. The committee’s discretionary determination of our level of achievement against these initiatives results in a specified adjustment to the company performance factor, though the adjustment attributable to the key initiatives is set at a maximum of five percent in either direction, considerably less than most other metrics impacting the company performance factor.

Our actual results for 2013 exceeded the targeted operating income measure by about 1.7 percent, exceeded targeted new restaurant average daily sales by about 8.1 percent, exceeded our targeted comparable restaurant sales increases by 0.8 percentage points, and exceeded targeted new weeks of operation by about 9.4 percent. As a result, 2013 AIP bonuses throughout the company were based on a company performance factor of 146 percent.

With regard to the team performance factor, strong regional performance in most regions offset only moderate to weaker results in two regions, leading to a team performance factor at the maximum level of 150 percent for corporate employees (including each executive officer other than Mr. Blessing), and our performance on the applicable development measures led to a team performance factor of 121 percent for corporate employees in our development group (including Mr. Blessing).

The committee determined the individual performance factor for each executive officer in view of the performance we achieved versus our targets and relative to our peers during 2013, and taking into account our strong sales growth, particularly in the second half of the year when many of our peer companies were struggling to maintain sales levels, as well as our continued growth in restaurant numbers and profitability even as our size has increased substantially. Using its subjective assessment of each executive’s performance and overall contributions to our results and to positioning us for continued success, the committee arrived at individual performance factors that were used to calculate the final AIP payouts.

As a result of the plan design and performance determinations described above, total 2013 AIP bonus payouts to the executive officers were 165 to 199 percent of targeted bonuses (in Mr. Blessing’s case, based on proration of his actual and target payout to account for his retirement on October 31, 2013). The actual bonuses paid to the executive officers under the AIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below (or in Mr. Blessing’s case, under the “All Other Compensation” column as a result of his payout being made in connection with his retirement).

Long-Term Incentives—SOSAR and Performance Share Grants During 2013

Annual SOSAR Grants

On February 7, 2013, the committee approved annual SOSAR grants to the executive officers as well as a broader population of key employees and top performers. The exercise price of the SOSARs is $318.45, the closing price of our common stock on the date the committee approved the grants.

The committee based the number of SOSARs awarded to each executive officer on its determination of company performance and each officer’s individual performance, as well as the size of SOSAR awards made to each executive officer in past years. In evaluating company performance, the committee considered our performance versus the restaurant industry peer group on the basis of sales growth, net income growth and total shareholder return over the one, two and three year periods ended December 31, 2012. Evaluation of each officer’s individual performance involved a subjective assessment by the committee of each executive officer’s impact on and value to our business, as well as the individual’s position and length of tenure.

Based on these determinations, and taking into consideration the number of SOSARs awarded to each officer in recent years, the committee made a subjective determination to grant the same number of SOSARs to each officer as in 2012, (and for officers other than Mr. Crumpacker, for several years prior to that). In arriving at the size of SOSAR awards for 2013, the committee considered in particular that the economic value computed for these awards, which is used for the accounting expense to be recognized and the amount of compensation to be reported under the SEC’s rules in connection with the awards, would be above the top end of our restaurant industry peer group. The committee determined that awards at that level were appropriate in light of the remarkable period of profitable growth over which our executive officers have presided, and the committee’s belief that that growth was attributable substantially to the contributions of the officers. Moreover, rather than considering the value of these awards solely on the basis of the computed economic value for accounting and SEC reporting purposes (which has nothing to do with the amount of compensation actually realized from the award), it is also important to consider that SOSARs reserve for the recipients a portion of the shareholder value created subsequent to receipt of the award. Because rewards from SOSARs will only be received if the stock price appreciates, they only result in realized rewards if shareholder value is created. The awards to each executive equate to the potential for each executive to realize proceeds between 0.48 percent (for our co-CEO’s) and 0.05 percent (for our Chief Development Officer and Chief Marketing Officer) of the overall value created over the term of the award, based on the percentage of total outstanding shares of common stock represented by each SOSAR award. We believe that this is an appropriate allocation of shareholder value creation as between our overall shareholder base and the executive officer team. The committee also considered that reducing the size of the SOSAR awards as compared to awards made in previous years would effectively decrease the proportion of shareholder value creation reserved for the officers in the 2013 awards, and therefore would represent a reduction in the compensation potential of the awards at a time when the officers were driving superb company performance, which would not be consistent with the pay for performance philosophy underlying the committee’s executive compensation determinations. As a result of the committee’s analysis, it approved awards of 150,000 SOSARs to Mr. Ells and Mr. Moran, 50,000 SOSARs to Mr. Hartung, and 16,000 SOSARs to Mr. Blessing, and Mr. Crumpacker.

As with SOSARs granted since 2011 and to include an additional performance element to the SOSARs, the committee determined to impose performance vesting criteria on half of the SOSARs awarded to each executive officer. Vesting for these Performance SOSARs is contingent upon our achievement of stated levels of cumulative adjusted cash flow from operations prior to the fourth and fifth fiscal year-ends following the award date, with vesting to occur no sooner than the second and third anniversary of the grant date (with half of each Performance SOSAR subject to each such limit date). The committee believes that the cumulative adjusted cash flow from operations targets add an additional performance-based element to awards that, as discussed above, are already dependent on performance in order to return value to the recipient. This further reinforces the pay for performance philosophy on which our compensation programs are based.

As of December 31, 2012, the performance criteria on the first tranche of Performance SOSARs granted in 2011 was satisfied, and accordingly in February 2013 the awards became subject only to time-based vesting. The performance criteria on these awards was the achievement of cumulative adjusted cash flow from operations in the period from January 1, 2011 to December 31, 2014 of at least $975 million.

Additional SOSAR Grant for Position Change

In connection with his assuming the role of Chief Development Officer following Mr. Blessing’s retirement in October 2013, the committee awarded Mr. Crumpacker SOSARs in respect of an additional 4,000 shares of common stock. The committee determined the size of the award subjectively in recognition of Mr. Crumpacker’s additional duties.

Performance Share Payout and New Three-Year Performance Share Grants

The end of the third quarter of 2013 represented conclusion of the three-year performance period for performance shares awarded in December of 2010. The performance share awards consisted of a right to receive a pre-determined number of shares of our common stock based on our achievement of cumulative adjusted cash flow from operations over the performance period at a threshold, target or maximum level. The awards were structured to pay out at the threshold level if cumulative adjusted cash flow from operations over the performance period was between $1.425 billion and $1.489 billion; to pay out at the target level if cumulative adjusted cash flow from operations over the performance period was between $1.489 billion and $1.584 billion; and to pay out at the maximum level if cumulative adjusted cash flow from operations over the performance period was greater than $1.584 billion. As a result of cumulative adjusted cash flow from operations over the performance period exceeding the level calling for payout at the maximum level, shares of common stock at the maximum award level were issued to the executive officers in October 2013.

Following payout of the 2010 performance shares, the committee approved a new grant of performance shares to the four remaining executive officers in December 2013 to re-establish the longer-term incentive element of their compensation. The 2013 performance share grant represents the right to receive shares of common stock subject to achievement over the three year period beginning October 1, 2013 of specified levels of cumulative adjusted cash flow from operations. Each executive may earn zero shares if cumulative adjusted cash flow from operations over the performance period falls short of a threshold amount, and a stated number of shares based on achievement of cumulative adjusted cash flow from operations at threshold, target and maximum levels, with the number of shares to be issued to be pro-rated based on achievement of adjusted cash flow from operations between the threshold and target or target and maximum levels. The number of shares potentially issuable under these awards to each executive officer is reflected in the Grants of Plan-Based Awards in 2013 table below, and the terms of the awards are described in more detail under “Grants of Plan-Based Awards in 2013—Terms of 2013 Equity-Based Awards—Performance Shares.” Disclosure of the threshold, target and maximum levels of cumulative adjusted cash flow from operations underlying the performance share awards would subject us to competitive harm. The committee set performance levels that, to achieve threshold performance, will require some degree of growth in our business without a significant deterioration in margins, and that to achieve target or maximum performance will require strong revenue growth in conjunction with our generally maintaining the margins we’ve achieved over the past two years. Given that our revenue growth and margin achievement over the past two years has been at or near the top of our industry, the committee believes that achievement of the threshold level will require continued strong performance and is substantially uncertain, while achievement at either the target or maximum levels will require outstanding performance and therefore represent goals that are, to achieve target performance, challenging, and to achieve maximum performance, extremely challenging.

Executive Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our executive officers. These guidelines are intended to ensure that our executive officers retain ownership of a sufficient amount of Chipotle stock to align their interests in a meaningful way with those of our shareholders. Alignment of our employees’ interests with those of our shareholders is a principal purpose of the equity component of our compensation program.

The ownership guidelines, reflected as a targeted number of shares to be owned, are presented below. The guidelines are reviewed for possible adjustment each year and may be adjusted by the committee at any time.

Position	# of shares
Co-Chief Executive Officers	31,000
Chief Financial Officer	7,000
Other executive officers	3,000

Shares underlying unvested restricted stock or restricted stock units count towards satisfaction of the guidelines, while shares underlying SOSARs (whether vested or unvested) and unearned performance shares do not count. Executive officers who do not meet the guidelines are allowed five years to acquire the requisite number of shares to comply. All of our executive officers meet the stock ownership guidelines. We also have adopted a policy prohibiting our directors and certain employees, including all of the executive officers, from hedging their Chipotle stock ownership or pledging their shares of Chipotle stock as collateral for loans.

Tax and Other Regulatory Considerations

Code Section 162(m)

Section 162(m) of the Internal Revenue Code provides that compensation of more than $1,000,000 paid to the chief executive officer or to certain other executive officers of a public company will not be deductible for federal income tax purposes unless amounts above $1,000,000 qualify for one of several exceptions. The committee’s primary objective in designing executive compensation programs is to support and encourage the achievement of our company’s strategic goals and to enhance long-term shareholder value. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Section 162(m). However, a substantial portion of each covered executive officer’s compensation remains deductible under Section 162(m).

We have implemented the Amended and Restated 2006 Cash Incentive Plan, and beginning in 2014, the 2014 Cash Incentive Plan, as umbrella plans under which the AIP bonuses are paid in order to ensure that we can deduct the amount of the payouts from our reported income under Section 162(m). Under the 2006 plan, the committee sets maximum bonuses for each executive officer and other key employees. If the bonus amount determined under the AIP for participants in the 2006 plan is lower than the maximum bonus set under the 2006 plan, the committee has historically exercised discretion to pay the lower AIP bonus rather than the maximum bonus payable under the 2006 plan. In instances where the committee has determined to pay bonuses in excess of those determined under the AIP, such additional bonuses were paid under the 2006 plan and, in combination with AIP bonuses, were less than the maximum bonuses fixed under the 2006 plan.

The 2014 Cash Incentive Plan has substantially similar terms to the 2006 plan, and beginning with the 2014 performance year will be used to pay out AIP bonuses rather than the 2006 plan, which was terminated following payout of 2013 AIP bonuses and is of no further effect.

Accounting Rules

Various rules under generally accepted accounting principles determine the manner in which we account for equity-based compensation in our financial statements. The committee may consider the accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB Topic 718) of alternative grant proposals when determining the form and timing of equity compensation grants to our executive officers. The accounting treatment of such grants, however, is not generally determinative of the type, timing, or amount of any particular grant of equity-based compensation the committee determines to make.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Compensation Committee.

Darlene J. Friedman, Chairperson

Patrick J. Flynn

Jeffrey B. Kindler

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Steve Ells	2013	$1,400,000	$7,961,250	$12,304,500	$3,196,816	$254,305	$25,116,871
Chairman and Co-Chief	2012	$1,380,769	—	$15,742,500	$2,404,864	$213,163	$19,741,296
Executive Officer	2011	$1,280,769	—	$15,286,500	$2,652,000	$172,302	$19,391,571

Monty Moran	2013	$1,200,000	$7,961,250	$12,304,500	$2,740,128	$191,176	$24,397,054
Co-Chief Executive Officer	2012	$1,180,769	—	$15,742,500	$2,061,312	$161,869	$19,146,450
	2011	$1,080,769	—	$15,286,500	$2,244,000	$148,458	$18,759,728

Jack Hartung	2013	$645,719	$3,980,625	$4,101,500	$975,501	$179,004	$9,882,349
Chief Financial Officer	2012	$597,888	—	$5,247,500	$781,402	$169,267	$6,796,057
	2011	$553,600	—	$5,095,500	$859,248	$147,656	$6,656,004

Bob Blessing (5)	2013	$363,941	—	$1,312,480	—	$346,054	$2,022,475
Former Chief Development	2012	$394,972	—	$1,679,200	$287,207	$98,802	$2,460,181
Officer	2011	$366,962	—	$1,630,560	$393,446	$78,987	$2,469,955

Mark Crumpacker	2013	$402,580	$3,184,500	$1,692,400	$506,328	$107,054	$5,892,862
Chief Marketing and	2012	$354,517	—	$1,679,200	$308,888	$110,995	$2,453,600
Development Officer	2011	$328,961	—	$1,426,740	$339,660	$78,927	$2,174,288

(1)	Amounts under “Stock Awards” in 2013 represent the grant date fair value under FASB Topic 718 of performance shares awarded in 2013 and for which vesting was considered probable as of the grant date. See Note 5 to our audited consolidated financial statements for the year ended December 31, 2013, which are included in our Annual Report on Form 10-K filed with the SEC on February 5, 2014, for descriptions of the methodologies and assumptions we use to value stock awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718.

(2)	Amounts under “Option Awards” represent the grant date fair value under FASB Topic 718 of SOSARs awarded in the relevant year. See Note 5 to our audited consolidated financial statements for the year ended December 31, 2013, as referenced in footnote 1, for descriptions of the methodologies and assumptions we use to value SOSAR awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718.

(3)	Amounts under “Non-Equity Incentive Plan Compensation” represent the amounts earned under the AIP for the relevant year, as described under “Compensation Discussion and Analysis—Discussion of Executive Officer Compensation Decisions—Annual Incentives—AIP Structure” and “—2013 AIP Payouts.”

(4)	Amounts under “All Other Compensation” for 2013 include the following:

•

Matching contributions we made on the executive officers’ behalf to the Chipotle Mexican Grill, Inc. 401(K) plan as well as the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan, in the aggregate amounts of $152,195 for Mr. Ells, $130,474 for Mr. Moran, $57,098 for Mr. Hartung, $31,745 for Mr. Blessing, and $28,481 for Mr. Crumpacker. See “Non-Qualified Deferred Compensation for 2013” below for a description of the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan.

•

Company car costs, which include the depreciation expense recognized on company-owned cars or lease payments on leased cars (in either case less employee payroll deductions), insurance premiums, and maintenance and fuel costs, or a monthly car allowance for officers who elect under the standard terms of our company-wide company car program to receive an allowance rather than a company car. Company car costs for Mr. Ells were $33,273, for Mr. Moran were $31,521, for Mr. Hartung were $28,566, and for each other officer were less than $25,000.

•	Housing costs, including monthly rent and utilities payments, of $30,000 for Mr. Hartung, $38,048 for Mr. Crumpacker, and less than $25,000 for Mr. Blessing.

•	Reimbursement of less than $25,000 in schooling expenses for Mr. Moran’s children.

•

$22,893 for Mr. Ells, $13,475 for Mr. Moran, $12,303 for Mr. Hartung, $693 for Mr. Blessing, and $17,206 for Mr. Crumpacker for reimbursement of taxes payable in connection with taxable perquisites under rules of the Internal Revenue Service.

•	Commuting expenses, which include air fare, airport parking and ground transportation relating to travel between home and our company headquarters, for Mr. Hartung totaling $50,093.

•

Filing fees of $45,000 for filing of premerger notification forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for Mr. Ells in connection with the payout of the 2010 performance shares at the conclusion of the vesting period. The Compensation Committee approved our payment of the filing fees on Mr. Ells’s behalf.

•	$286,568 for Mr. Blessing as payment of his pro-rated 2013 AIP award, which we agreed to pay to him in connection with his retirement.

(5)	Mr. Blessing retired effective as of October 31, 2013.

GRANTS OF PLAN-BASED AWARDS IN 2013

Name	Grant Date	Award Description	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards (3)
			Threshold ($)	Target ($)	Maximum ($)		Threshold (# shares)	Target (# shares)	Maximum (# shares)
Steve Ells	2/7/13	AIP	$0	$1,610,000	$3,284,400
	2/7/13	SOSARs								75,000	$318.45	$6,152,250
	2/7/13	Performance SOSARs								75,000	$318.45	$6,152,250
	12/27/13	Performance Shares					5,000	10,000	20,000			$7,961,250

Monty Moran	2/7/13	AIP	$0	$1,380,000	$2,815,200
	2/7/13	SOSARs								75,000	$318.45	$6,152,250
	2/7/13	Performance SOSARs								75,000	$318.45	$6,152,250
	12/27/13	Performance Shares					5,000	10,000	20,000			$7,961,250

Jack Hartung	2/7/13	AIP	$0	$491,288	$1,002,227
	2/7/13	SOSARs								25,000	$318.45	$2,050,750
	2/7/13	Performance SOSARs								25,000	$318.45	$2,050,750
	12/27/13	Performance Shares					2,500	5,000	10,000			$3,980,625

Bob Blessing	2/7/13	AIP	$0	$208,354	$516,717
	2/7/13	SOSARs								8,000	$318.45	$656,240
	2/7/13	Performance SOSARs								8,000	$318.45	$656,240

Mark Crumpacker	6/8/13	AIP	$0	$255,000	$520,200	(4)
	2/7/13	SOSARs								8,000	$318.45	$656,240
	2/7/13	Performance SOSARs								8,000	$318.45	$656,240
	6/8/13	SOSARs								4,000	$365.80	$379,920
	12/27/13	Performance Shares					2,000	4,000	8,000			$3,184,500

(1)	Each executive officer was entitled to a cash award to be paid under our Amended and Restated 2006 Cash Incentive Plan, although as a matter of practice the Compensation Committee exercises discretion to pay each executive officer a lesser amount determined under the AIP as described under “Compensation Discussion and Analysis—Components of Compensation—Annual Incentives.” Amounts under Threshold reflect that no payouts would be paid under the AIP if achievement against company targets under the AIP were sufficiently below target. Amounts under Target reflect the target AIP bonus, which would have been paid to the executive officer if each of the company performance factor, team performance factor and individual performance factor under the AIP had been set at 100 percent. Amounts under Maximum reflect the AIP bonus which would have been payable had each of the company performance factor, team performance factor and individual performance factor been at the maximum level. Actual AIP bonuses paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled Summary Compensation Table above.

(2)	All equity awards are denominated in shares of common stock, and were granted under the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan. See “Terms of 2013 Equity-Based Awards” below for a description of the vesting terms for the SOSARs and Performance SOSARs granted during 2013.

(3)	See Note 5 to our audited consolidated financial statements for the year ended December 31, 2013, which are included in our Annual Report on Form 10-K filed with the SEC on February 5, 2014, for descriptions of the methodologies and assumptions we use to value SOSAR and performance share awards pursuant to FASB Topic 718. The grant date fair value of equity awards is included in the “Stock Awards” or “Option Awards” columns of the Summary Compensation Table above for each executive officer for 2013.

(4)	Mr. Crumpacker’s initial AIP award target was set on February 7, 2013, at 50 percent of his base salary as of that date. In connection with his assumption of the duties of Chief Development Officer in addition to Chief Marketing Officer, his AIP award target was increased to 60 percent of his newly-established base salary following the promotion.

Terms of 2013 Equity-Based Awards

SOSARs

Each SOSAR represents the right to receive shares of common stock in an amount equal to (i) the excess of the market price of the common stock at the time of exercise over the exercise price of the SOSAR, divided by (ii) the market price of the common stock at the time of exercise. The exercise price of the annual SOSARs granted in February, $318.45, is equal to the closing price of our common stock on the date the committee approved the grants. One half of the annual SOSARs granted to each officer are subject to vesting in equal amounts on the second and third anniversary of the grant date, and the remaining half are subject to vesting contingent upon our achievement of stated levels of cumulative adjusted cash flow from operations prior to the fourth and fifth fiscal year-ends following the award date, with vesting to occur no sooner than the second and third anniversary of the awards (with half of each Performance SOSAR subject to each such time-based vesting date).

The exercise price of the SOSARs granted to Mr. Crumpacker in June, $365.80, is equal to the closing price of our common stock on the date the committee approved the grants. The SOSARs are subject to vesting in equal amounts on the second and third anniversary of the grant date.

Vesting of all of the SOSARs granted in 2013 may accelerate as described in the footnotes to the Equity Award Vesting table appearing below under “Potential Payments Upon Termination or Change-in-Control.” We filed the form of SOSAR Agreements for these grants as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on April 20, 2012.

Performance Shares

The 2013 performance shares represent the right to receive shares of common stock subject to achievement over the three year period beginning October 1, 2013 of specified levels of cumulative adjusted cash flow from operations. Each executive may earn zero shares if cumulative adjusted cash flow from operations over the performance period falls short of a threshold amount, or a stated number of shares based on achievement at threshold, target and maximum levels, with the number of shares to be issued to be pro-rated based on achievement of adjusted cash flow from operations between the threshold and target or target and maximum levels. Payout of the awards requires that the executive serve as our employee or as a non-employee member of our Board at all times from the grant date to the payout, subject to pro-rata payouts in the event the executive terminates service with us due to death, disability, or the executive’s retirement and the performance target is subsequently met prior to the expiration date. Vesting of the performance shares may also accelerate as described in the footnotes to the Equity Award Vesting Upon Termination table appearing below under “Potential Payments Upon Termination or Change-in-Control,” and in the text under “Potential Payments Upon Termination or Change-in-Control—Equity Award Vesting Upon Change-in-Control—Performance Shares.” We filed the form of Performance Share Agreement for these performance shares as an exhibit to our Annual Report on Form 10-K filed on February 17, 2011.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Steve Ells	—		37,500	(1)	$268.73	2/11/2018	5,000	(9)	$2,663,900	(10)
	—		37,500	(2)	$268.73	2/11/2018
	—		75,000	(3)	$371.63	2/6/2019
	—		75,000	(4)	$371.63	2/6/2019
	—		75,000	(5)	$318.45	2/7/2020
	—		75,000	(6)	$318.45	2/7/2020

Monty Moran	70,000		—		$103.79	2/16/2017	5,000	(9)	$2,663,900	(10)
	37,500		37,500	(1)	$268.73	2/11/2018
	37,500		37,500	(2)	$268.73	2/11/2018
	—		75,000	(3)	$371.63	2/6/2019
	—		75,000	(4)	$371.63	2/6/2019
	—		75,000	(5)	$318.45	2/7/2020
	—		75,000	(6)	$318.45	2/7/2020

Jack Hartung	12,500		12,500	(1)	$268.73	2/11/2018	2,500	(9)	$1,331,950	(10)
	7,500		12,500	(2)	$268.73	2/11/2018
	—		25,000	(3)	$371.63	2/6/2019
	—		25,000	(4)	$371.63	2/6/2019
	—		25,000	(5)	$318.45	2/7/2020
	—		25,000	(6)	$318.45	2/7/2020

Bob Blessing	8,000		—		$103.79	10/31/2016
	12,000	(7)			$268.73	10/31/2016
	—		4,000	(2)	$268.73	2/11/2018
	8,000	(7)	—		$371.63	10/31/2016
	—		8,000	(4)	$371.63	2/6/2019
	8,000	(7)	—		$318.45	10/31/2016
	—		8,000	(6)	$318.45	2/7/2020

Mark Crumpacker	—		3,500	(1)	$268.73	2/11/2018	2,000	(9)	$1,065,560	(10)
	—		3,500	(2)	$268.73	2/11/2018
	—		8,000	(3)	$371.63	2/6/2019
	—		8,000	(4)	$371.63	2/6/2019
	—		8,000	(5)	$318.45	2/7/2020
	—		8,000	(6)	$318.45	2/7/2020
	—		4,000	(8)	$365.80	6/8/2020

(1)	These SOSARs, which were subject to time-based vesting only, vested in full on February 11, 2014.

(2)	These Performance SOSARs, which were subject to performance-based vesting requiring our achievement following the grant date and prior to the fifth anniversary of the award of a stated level of cumulative adjusted cash flow from operations, subject to adjustments for stock-based compensation expense and for one-time or unusual items, vested in full on February 11, 2014 following the Compensation Committee’s certification of satisfaction of the performance criteria and expiration of additional time-based vesting criteria.

(3)	One half of these SOSARs vested on February 6, 2014; the remaining half will vest on February 6, 2015, subject to potential accelerated vesting as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

(4)	Vesting of these Performance SOSARs is contingent upon our achievement of stated levels of cumulative adjusted cash flow from operations, subject to adjustments for stock-based compensation expense and for one-time or unusual items, prior to the fourth and fifth fiscal year-ends following the award date, with vesting to occur no sooner than February 6, 2014 and 2015 (with half of each Performance SOSAR subject to each such time-based vesting date). Half of these Performance SOSARs vested in full on February 6, 2014. Vesting of the remaining unvested Performance SOSARs may accelerate as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

(5)	These SOSARs will vest in equal amounts on February 7, 2015 and 2016, subject to potential accelerated vesting as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

(6)	Vesting of these Performance SOSARs is contingent upon our achievement of stated levels of cumulative adjusted cash flow from operations prior to the fourth and fifth fiscal year-ends following the award date, with vesting to occur no sooner than February 7, 2015 and 2016 (with half of each Performance SOSAR subject to each such time-based vesting date). Vesting of these Performance SOSARs may accelerate as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

(7)	As provided in the original terms of the awards, outstanding and unvested SOSARs held by Mr. Blessing, other than Performance SOSARs, vested in full upon his retirement on October 31, 2013.

(8)	These SOSARs will vest in equal amounts on June 8, 2015 and 2016, subject to potential accelerated vesting as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

(9)	Represents shares issuable under the 2013 performance share awards, assuming achievement at the threshold level of cumulative adjusted cash flow from operations, subject to certain adjustments for stock-based compensation expense and for one-time or unusual items, through September 30, 2016.

(10)	Based on the closing stock price of our common stock on December 31, 2013 of $532.78 per share.

OPTION EXERCISES AND STOCK VESTED IN 2013

The following table provides summary information about SOSARs exercised by our executive officers during 2013 and shares of restricted stock that vested during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Steve Ells	150,000	$41,720,947	40,000	$20,389,600
Monty Moran	5,000	$1,699,100	40,000	$20,389,600
Jack Hartung	30,000	$9,415,176	20,000	$10,194,800
Bob Blessing	—	—	5,500	$2,803,570
Mark Crumpacker	20,000	$5,822,473	5,500	$2,803,570

(1)	Based on the amount by which the closing price of our common stock on the date of exercise exceeded the exercise price of the SOSARs.

(2)	Based on the closing price of our common stock on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2013

The Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan permits eligible management employees who elect to participate in the plan, including our executive officers, to make contributions to deferral accounts once the participant has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1 percent to 50 percent of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1 percent to 100 percent of awards under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We also match contributions at the rate of 100 percent on the first 3 percent of compensation contributed and 50 percent on the next 2 percent of compensation contributed. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution. Amounts credited to a participant’s deferral accounts fluctuate in value to track a variety of available investment choices selected by the participant (which may be changed by the participant at any time), and are fully vested at all times following contribution.

Participants may elect to receive distribution of amounts credited to either or both of the participant’s Supplemental Account or Deferred Bonus Account, in either (1) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (2) a lump sum or installment distribution following termination of the participant’s service with us, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of one or both of a participant’s deferral accounts are subject to federal income tax as ordinary income in the year the distribution is made.

Amounts credited to participants’ deferral accounts are unsecured general obligations of ours to pay the value of the accounts to the participants at times determined under the plan.

The table below presents contributions by each executive officer, and our matching contributions, to the Supplemental Deferred Investment Plan during 2013, as well as each executive officer’s earnings under the plan and ending balances in the plan on December 31, 2013.

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings/(Losses) in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (4)
Steve Ells	$177,493	$141,995	$47,028	$219,470	$1,182,023
Monty Moran	$346,167	$120,274	$210,692	—	$2,074,010
Jack Hartung	$690,561	$55,245	$40,684	—	$3,802,386
Bob Blessing	$156,949	$22,199	$82,167	—	$785,534
Mark Crumpacker	$37,523	$18,281	$15,540	—	$129,595

(1)	These amounts are reported in the Summary Compensation Table as part of each executive’s “Salary” for 2013.

(2)	These amounts are reported in the Summary Compensation Table as part of each executive’s “All Other Compensation” for 2013.

(3)	These amounts are not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(4)	These amounts include amounts previously reported in the Summary Compensation Table as “Salary” or “All Other Compensation” for years prior to 2013 (ignoring for purposes of this footnote any investment losses on balances in the plan), in the following aggregate amounts: $1,189,912 for Mr. Ells, $1,413,021 for Mr. Moran, $2,562,112 for Mr. Hartung, $443,132 for Mr. Blessing, and $56,139 for Mr. Crumpacker.

McDonald’s Excess Non-Qualified Plan and Non-Qualified Supplemental Plan

Prior to our separation from McDonald’s in October 2006, our executive officers and other key employees were permitted to participate in non-qualified deferred compensation plans maintained by McDonald’s. These plans provided substantially similar benefits to participants as our Supplemental Deferred Investment Plan, except that the investment and distribution options in the McDonald’s plans are different than those in our plan. Effective with our separation from McDonald’s, our employees’ service with McDonald’s was deemed to have terminated, and the balances in these plans were distributed in accordance with each participant’s distribution elections. Our employees are no longer permitted to contribute to these plans, but the balances remaining in the plans in respect of our executive officers are attributable in part to service as one of our employees.

The table below presents, for Mr. Hartung, our only executive officer with a balance remaining in any McDonald’s non-qualified deferred compensation plan, his aggregate earnings under and aggregate withdrawals from the McDonald’s plans during 2013, as well as his aggregate ending balance in the plans as of December 31, 2013.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (2)
Jack Hartung	—	—	$89,018	$342,313	$1,065,456

(1)	This amount is not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(2)	This amount includes amounts previously reported in the Summary Compensation Table as “Salary” or “All Other Compensation” for 2006 (ignoring for purposes of this footnote any investment losses on balances in the plans), in the amounts of $140,647.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have not entered into written employment, change-in-control, severance or similar agreements with any of our employees, including our executive officers. Accordingly, we do not have any written agreements requiring that we make post-employment severance payments to the executive officers in the event their employment terminates. In addition, payouts under the AIP are conditioned on the employee being employed as of the payout date. We have in the past paid severance to executives or other key employees who have left us, and we may negotiate individual severance arrangements with any executive officer whose employment with us terminates, depending on the circumstances of the executive’s termination. In connection with Mr. Blessing’s retirement in 2013, we agreed to pay him his 2013 AIP bonus, pro-rated for the portion of the year prior to his retirement. The amount of this bonus totaled $286,568.

The terms of the equity-based awards made to our executive officers do provide for post-employment benefits in certain circumstances. The table below reflects the dollar value, based on the closing price of our common stock on December 31, 2013, of the value of each listed type of equity award that was not vested on December 31, 2013 and on which vesting would have been accelerated had the executive’s employment terminated, for the reasons identified in the table, as of December 31, 2013.

Potential Amounts Realizable Upon Termination Under Equity Awards

Name	Involuntary Termination (1)	Voluntary Resignation (1)	Retirement (2)	Qualifying Termination Following Change in Control (3)	Death/ Disability (4)
Steve Ells
SOSARs (5)	—	—	N/A	$76,125,750	$54,007,875
Performance Shares	—	—	N/A	$10,655,600	$21,142
Total	$0	$0	N/A	$86,781,350	$54,029,017

Monty Moran
SOSARs (5)	—	—	N/A	$76,125,750	$54,007,875
Performance Shares	—	—	N/A	$10,655,600	$21,142
Total	$0	$0	N/A	$86,781,350	$54,029,017

Jack Hartung
SOSARs (5)	—	—	$18,002,625	$25,375,250	$18,002,625
Performance Shares	—	—	$10,571	$5,327,800	$10,571
Total	$0	$0	$18,013,196	$30,703,050	$18,013,196

Mark Crumpacker
SOSARs (5)	—	—	N/A	$8,523,950	$6,164,710
Performance Shares	—	—	N/A	$4,262,240	$8,457
Total	$0	$0	N/A	$12,786,190	$6,173,167

(1)	Assumes the absence of a change in control as described in further detail in footnote 3 below.

(2)	Certain outstanding equity awards provide that the holder is eligible for retirement when the employee reaches a combined age and years-of-service with us (and with McDonald’s Corporation unless there was a break in service prior to joining us from McDonald’s) of 70. Of the executive officers, only Mr. Hartung was eligible for retirement as of December 31, 2013.

In the event the employment of a holder of SOSARs terminates as a result of the holder’s retirement, provided we receive six months’ prior written notice of the retirement and the holder executes an agreement not to engage in any competitive activity with us for a period of at least two years following retirement, service-based vesting conditions on the SOSARs are deemed satisfied immediately. In such event, SOSARs subject to performance conditions remain outstanding and subject to vesting based on achievement of the performance conditions, and SOSARs without performance conditions are immediately vested. All such SOSARs remain outstanding and exercisable (following vesting) for the original duration of the SOSAR. The amounts reflected in the table as realizable upon retirement in respect of SOSARs reflects amounts attributable to the portion of SOSARs granted in 2011 and 2012 subject to performance conditions for which the performance conditions were satisfied as of December 31, 2013, notwithstanding that the Compensation Committee had not yet certified the satisfaction of the performance conditions as of that date as is required for the awards to vest, but does not reflect any amounts in respect of performance SOSARs for which the performance conditions were not yet satisfied as of December 31, 2013, due to the ongoing vesting conditions that would be in effect at the time of the holder’s retirement.

In the event the employment with us of a holder of performance shares terminates as a result of the holder’s retirement, the performance shares will be paid out on the payout date, with the number of shares issuable to be based on actual performance over the performance period and pro-rated in an amount equal to the period of the holder’s service with us following the grant of the award as a percentage of the time period from the grant of the award until the end of the performance period. The amounts reflected in the table as realizable in respect of the performance shares in connection with Mr. Hartung’s retirement assumes that the performance shares actually paid out at target. These amounts would not be realizable until following completion of the performance period.

(3)	The award agreements for SOSARs provide that in the event of a change in control under our 2011 Stock Incentive Plan, unless the SOSARs are replaced with an award meeting the criteria described below under “—Equity Award Vesting Upon Change in Control,” the SOSARs immediately vest. One of the provisions required to be included in a replacement award in order to avoid vesting of the SOSARs immediately upon occurrence of a change in control is that the replacement award must provide that if the employment of the holder is terminated without cause or by the holder for good reason, in each case as defined in the plan, the award will vest.

A change in control would generally be deemed to occur under the plan in the event any person or group acquires shares of our common stock representing greater than 25 percent of the combined voting power of our outstanding common stock, or in the event our current directors, or persons we nominate to replace current directors, do not constitute at least a majority of our Board, or in the event of certain mergers, liquidations, or sales of substantially all of our assets by us.

The award agreement for our outstanding performance shares provides that in the event of a change in control under the plan that also constitutes a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under applicable U.S. Treasury Regulations, the performance shares remain outstanding and vesting will accelerate (with payout at target level performance) in the event the employment of the holder is terminated without cause or by the holder for good reason within two years following the change in control. In the event of a change in control under the plan that also constitutes a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” under applicable U.S. Treasury Regulations, unless the performance shares are replaced with an award meeting the criteria described below under “—Equity Award Vesting Upon Change in Control,” the performance shares immediately vest at target level performance. One of the provisions required to be included in a replacement award in order to avoid vesting of the performance shares immediately upon occurrence of such a change in control is that the replacement award must provide that if the employment of the holder is terminated without cause or due to death or disability of the holder, or by the holder for good reason, in each case as defined in our 2011 Stock Incentive Plan, the award will vest.

(4)	In the event the employment with us of a holder of SOSARs granted prior to 2012, or a holder of SOSARs without performance conditions granted in 2012 and thereafter, terminates as a result of the holder’s death or disability (that is, a medically diagnosed permanent physical or mental inability to perform his or her job), all of the holder’s unvested SOSARs will vest and become immediately exercisable, and will remain outstanding and exercisable for a period of three years following the holder’s death or disability.

In the event the employment with us of a holder of SOSARs subject to performance conditions granted in 2012 and thereafter terminates as a result of the holder’s death or disability, service-based vesting conditions on such SOSARs are deemed satisfied immediately. In such event, the SOSARs remain outstanding and subject to vesting based on achievement of the performance conditions, with vesting to be prorated for the time period of the holder’s service prior to death and disability as a proportion of the period from the grant date to the satisfaction of the performance condition. The amounts reflected in the table as realizable upon death or disability in respect of SOSARs reflects amounts attributable to the portion of SOSARs granted in 2011 and 2012 subject to performance conditions for which the performance conditions were satisfied as of December 31, 2013, notwithstanding that the Compensation Committee had not yet certified the satisfaction of the performance conditions as of that date as is required for the awards to vest, but does not reflect any amounts in respect of performance SOSARs for which the performance conditions were not yet satisfied as of December 31, 2013, due to the ongoing vesting conditions that would be in effect at the time of the holder’s death or disability.

In the event the employment with us of a holder of performance shares terminates as a result of the holder’s death or disability, the performance shares will be paid out on the payout date, with the number of shares issuable to be based on actual performance over the performance period and pro-rated in an amount equal to the period of the holder’s service with us following the grant of the award as a percentage of the time period from the grant of the award until the end of the performance period. The amounts reflected in the table as realizable in respect of the performance shares as a result of the death or disability of each executive officer assumes that the performance shares actually paid out at target. These amounts would not be realizable until following completion of the performance period.

(5)	The dollar values reflected in the table are based on the excess of the closing price of our common stock on December 31, 2013 over the exercise price of the applicable SOSARs.

Mr. Blessing retired as our Chief Development Officer effective October 31, 2013. In connection with his retirement and pursuant to the terms of the outstanding SOSARs held by Mr. Blessing as of his retirement date, unvested SOSARs that were not subject to performance conditions vested in full as of his retirement date. As a result, vesting accelerated on SOSARs held by Mr. Blessing as of his retirement date having a total value of $3,943,840 as of his retirement date.

Equity Award Vesting Upon Change in Control

In addition to the provisions described above relating to equity-based awards for which vesting may accelerate in connection with a termination of the holder’s employment following certain changes in control of Chipotle, our outstanding SOSARs and performance shares have provisions providing for the immediate acceleration of vesting in connection with certain changes in control in some circumstances, as described in more detail below.

SOSARs

The award agreement for outstanding SOSARs provides that in the event of a change in control under our 2011 Stock Incentive Plan, any unvested SOSARs will automatically vest as of the date of the change in control, unless the SOSARs are replaced with an award meeting the following criteria:

•	the replacement award must be denominated in securities listed on a national securities exchange;

•

the replacement award must have a value equal to the SOSARs being replaced, including an aggregate exercise price equal to the aggregate exercise price of such SOSARs, an aggregate spread equal to the aggregate spread of such SOSARs as determined immediately prior to the relevant change in control, and a ratio of exercise price to the fair market value of the securities subject to such replacement award that is equal to the ratio of exercise price of such SOSARs to the price of our common stock at the time of the change in control;

•

the vesting date(s) of the replacement award must be the same as the vesting date(s) of the performance-contingent restricted stock, subject to full acceleration of vesting of the replacement award in the event that the holder’s employment is terminated by the surviving or successor entity without cause or by the holder for good reason, in each case as defined in the plan; and

•

the replacement award must provide for immediate vesting upon any transaction with respect to the surviving or successor entity (or parent or subsidiary company thereof) of substantially similar character to a change in control as defined in the plan, or upon the securities constituting such replacement award ceasing to be listed on a national securities exchange.

In the event of a change in control under the plan as of December 31, 2013, if SOSARs outstanding on that date were not replaced with replacement awards meeting the criteria specified above, the executive officers as of that date would have had vesting accelerated on awards with the following dollar values:

Executive Officer	Value of Vested Award
Steve Ells	$76,125,750
Monty Moran	$76,125,750
Jack Hartung	$25,375,250
Mark Crumpacker	$8,523,950

Performance Shares

The award agreement for our outstanding performance share awards provides that in the event of a change in control under our 2011 Stock Incentive Plan that also constitutes a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under applicable U.S. Treasury Regulations, the performance share awards remain outstanding and vesting will only accelerate in the event the employment of the holder is terminated without cause or by the holder for good reason within two years following the change in control.

In the event of a change in control under the plan that also constitutes a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” under applicable U.S. Treasury Regulations, the performance share awards immediately vest at target unless they are replaced with an award meeting the following criteria:

•	the replacement award must consist of securities listed on a national securities exchange;

•

the replacement award must have a value equal to the value of the unvested performance share award assuming the target level of performance, calculated as if each unvested share were exchanged for the consideration (including all stock, other securities or assets, including cash) payable for one share of common stock in the change in control transaction;

•

the vesting date of the replacement award must be September 30, 2013, subject to full acceleration of vesting of the replacement award in the event that the holder’s employment is terminated by the surviving or successor entity without cause or by the holder for good reason, in each case as defined in the plan, or the holder’s employment terminates due to the holder’s medically diagnosed permanent physical or mental inability to perform his or her job duties; and

•

the replacement award must provide for immediate vesting upon any transaction with respect to the surviving or successor entity (or parent or subsidiary company thereof) of substantially similar character to a change in control as defined in the plan, or the securities constituting such replacement award ceasing to be listed on a national securities exchange.

In the event of such a change in control under the plan as of December 31, 2013, if the outstanding performance share awards were not replaced with a replacement award meeting the criteria specified above, the executive officers as of that date would have had vesting accelerated on awards with the following dollar values:

Executive Officer	Value of Vested Award
Steve Ells	$10,655,600
Monty Moran	$10,655,600
Jack Hartung	$5,327,800
Mark Crumpacker	$4,262,240

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and holders of greater than 10 percent of our outstanding common stock to file initial reports of their ownership of our equity securities and reports of changes in ownership with the SEC. Based solely on a review of the copies of such reports furnished to us and written representations from our officers and directors, we believe that all Section 16(a) filing requirements were complied with on a timely basis in 2013.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Sequence LLC

Mark Crumpacker, our Chief Marketing & Development Officer, served as Creative Director for Sequence, LLC, a strategic design and marketing consulting firm he co-founded in 2002, prior to joining us in January 2009. Sequence provided us with a variety of marketing consulting services during 2013 under a master services agreement, and we expect to continue to work with Sequence during 2014. Sequence has issued Mr. Crumpacker a promissory note in connection with his separation from them and has agreed to license certain intellectual property from him. We paid Sequence a total of $890,853 in fees during 2013, and $136,900 in fees in the first two months of 2014. The Audit Committee of our Board of Directors has reviewed and approved our relationship with Sequence pursuant to the policy described on page 18.

Registration Rights

Prior to our initial public offering, certain of our current shareholders, including Steve Ells, our Chairman and Co-Chief Executive Officer, Monty Moran, our Co-Chief Executive Officer and member of our Board of Directors, and Albert S. Baldocchi and Darlene J. Friedman, members of our Board, entered into a registration rights agreement with us relating to shares of common stock they held at the time the agreement was executed. Under the agreement, these directors are entitled to piggyback registration rights with respect to registration statements we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

OTHER BUSINESS AND MISCELLANEOUS

The Board and our management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons named in the accompanying proxy vote the proxy in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2015 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules

Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2015 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received by us no later than November 25, 2014, unless the date of our 2015 annual meeting is more than 30 days before or after May 15, 2015, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals should be addressed to Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attn: Corporate Secretary.

Bylaw Requirements for Shareholder Submission of Nominations and Proposals

A shareholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2015 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or nomination must be received by our corporate Secretary at the above address no earlier than the close of business on January 15, 2015, and no later than the close of business on February 14, 2015, unless the date of the 2015 annual meeting is more than 30 days before or 60 days after May 15, 2015. If the date of the 2015 annual meeting is more than 30 days before or 60 days after May 15, 2015, we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90th day before the meeting date, or if the date of the meeting is announced less than 100 days prior to the meeting date, no later than the tenth day following the day on which public disclosure of the date of the 2015 annual meeting is made.

AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF CONDUCT, CODES OF ETHICS AND COMMITTEE CHARTERS

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports filed with the SEC, our Code of Conduct, Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10 percent of the outstanding shares of either class of our common stock are posted on and may be obtained on the Investors page of our website at www.chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attn: Corporate Secretary.

DELIVERY OF MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES

Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact Chipotle investor relations by phone at (303) 222-2552, by writing to Investor Relations, Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, Colorado, or by email to ir@chipotle.com.

MISCELLANEOUS

If you request physical delivery of these proxy materials, we will mail along with the proxy materials our 2013 Annual Report, including our Annual Report on Form 10-K for fiscal year 2013 (and the financial statements included in that report) as filed with the SEC; however, it is not intended that the Annual Report or Form 10-K be a part of the proxy statement or a solicitation of proxies.

You are respectfully urged to enter your vote instruction via the Internet as explained on the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you are a holder of record and have received a proxy card, via telephone as explained on the proxy card. We will appreciate your prompt response.

By order of the Board of Directors

/s/ Monty Moran
Co-Chief Executive Officer, Secretary and Director

March 27, 2014

This version of the proposed Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan reflects additions (in double underlined text) and deletions (in lined-through text) that are proposed to be made to the existing Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, as amended, as described further in Proposal D.

Appendix A

AMENDED AND RESTATED

CHIPOTLE MEXICAN GRILL, INC.

2011 STOCK INCENTIVE PLAN

1.	Effective Date; Purpose of the Plan

~~This~~ Chipotle Mexican Grill, Inc. established, effective as of March 6, 2011, the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, which is hereby amended and restated effective as of May 15, 2014, and shall remain in effect as provided in Section 19 below. The Plan is intended to promote the interests of the Company and its shareholders by providing ~~the employees of the Company and eligible non-employee~~current and prospective directors ~~of Chipotle~~, officers, employees, consultants and advisors of the Company and its Subsidiaries, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to meet this intent by providing ~~such employees and eligible non-employee directors~~Eligible Persons (as defined below) with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2.	Definitions

As used in the Plan or in any instrument governing the terms of any Incentive Award, the following definitions apply to the terms indicated below:

(a) “Board of Directors” means the Board of Directors of Chipotle.

(b) “Business Combination” means a merger, consolidation, reorganization or similar transaction.

(c) “Cause” means, when used in connection with the termination of a Participant’s employment with the Company, unless otherwise provided in the Participant’s award agreement with respect to an Incentive Award or effective employment agreement or other written agreement with respect to the termination of a Participant’s employment with the Company, the termination of the Participant’s employment with the Company on account of: (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence which is materially injurious to the Company; (iii) a breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Company; (iv) the Participant’s unauthorized removal from the premises of the Company of any document (in any medium or form) relating to the Company or the customers of the Company; or (v) the commission by the Participant of any felony or other serious crime involving moral turpitude. Any rights the Company may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company may have under any other agreement with the Participant or at law or in equity. If, subsequent to a Participant’s termination of employment, it is discovered that such Participant’s employment could have been terminated for Cause, the Participant’s employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(d) “Change in Control” means the occurrence, in a single transaction or in a series of ~~any~~related transactions, of one or more of the following events:

(i) Any Person becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act, a “Beneficial Owner”), directly or indirectly, of twenty-five percent or more of the combined voting power of Voting Securities; provided, however that a Change in Control shall not be deemed to occur by reason of an acquisition of Voting Securities by the Company or by an employee benefit plan (or a trust forming a part thereof) maintained by the Company. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person becomes the Beneficial Owner of twenty-five percent or more of the outstanding Voting Securities (A) in connection with a Business Combination that is not a Change in Control pursuant to sub-clause (iii), below, or (B) as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities deemed to be outstanding, increases the proportional number of shares Beneficially Owned by such Person, provided, however, that if a Change in Control would have occurred (but for the operation of this proviso) as a result of the acquisition of Voting Securities by the Company and at any time after such acquisition such Person becomes the Beneficial Owner of any additional Voting Securities following which such Person is the Beneficial Owner of twenty-five percent or more of the outstanding Voting Securities, a Change in Control shall occur;

(ii) The individuals who, as of March 16, 2011 are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board of Directors; provided, however that if the election or appointment, or nomination for election by Chipotle’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, thereafter be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii) The consummation of:

(A) a Business Combination with or into the Company or in which securities of Chipotle are issued, unless such Business Combination is a Non-Control Transaction;

(B) a complete liquidation or dissolution of the Company; or

(C) the sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) to any Person other than the Company or an employee benefit plan (or a trust forming a part thereof) maintained by the Company or by a Person which, immediately thereafter, will have all its voting securities owned by the holders of the Voting Securities immediately prior thereto, in substantially the same proportions.

For purposes of the Plan, a “Non-Control Transaction” is Business Combination involving the Company where:

(x) the holders of Voting Securities immediately before such Business Combination own, directly or indirectly immediately following such Business Combination more than fifty percent of the combined voting power of the outstanding voting securities of the parent corporation resulting from, or the corporation issuing its voting securities as part of, such Business Combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Business Combination by reason of their prior ownership of Voting Securities;

(y) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Business Combination constitute a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning a majority of the voting securities of the Surviving Corporation; and

(z) no Person other than the Company or any employee benefit plan (or any trust forming a part thereof) maintained immediately prior to such Business Combination by the Company immediately following the time at which such transaction occurs, is a Beneficial Owner of twenty-five percent or more of the combined voting power of the Surviving Corporation’s voting securities outstanding immediately following such Business Combination.

~~Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control would cause any tax to become due under Section 409A of the Code.~~

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Incentive Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in (i), (ii), or (iii) above with respect to such Incentive Award must also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by Section 409A of the Code. The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred for purposes of this Section 1(d), and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

(e) “Chipotle” means Chipotle Mexican Grill, Inc., a Delaware corporation, and any successor thereto.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(g) “Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(h) “Common Stock” means Chipotle’s Common Stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 9 of the Plan.

(i) “Company” means Chipotle and all of its Subsidiaries, collectively.

~~(j) “Covered Employee” means a Participant who at the time of reference is a “covered employee” as defined in Section 162(m) of the Code and the regulations promulgated thereunder.~~

~~(k)~~(j) “Director” means a member of the Board of Directors who is not at the time of reference an employee of the Company.

(k) “Dividend Equivalent” means a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock. Dividend Equivalents may be granted based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Incentive Award is granted to a Participant and such date or dates as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. In addition, Dividend Equivalents with respect to an Incentive Award with performance-based vesting that are based on dividends paid prior to the vesting of such Incentive Award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and such award vests. No Dividend Equivalent shall be payable with respect to any Incentive Award unless specified by the Committee in the agreement evidencing the Incentive Award.

(l) “Eligible Person” means any (i) individual employed by the Company or any of its Subsidiaries; (ii) director of the Company or any of its Subsidiaries; (iii) consultant or advisor to the Company or any of its Subsidiaries who may be offered securities registrable on Form S-8 under the Securities Act or pursuant to Rule 701 of the Securities Act, or any other available exemption, as applicable; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Subsidiaries (and would satisfy the provisions of clauses (i) through (iii) above once such person begins employment with or providing services to the Company or its Subsidiaries).

~~(l)~~(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” or “FMV” means, as of any date ~~means, unless otherwise expressly provided in~~ , the ~~Plan or an award agreement issued under the Plan, the closing sale price~~value of a share of Common Stock as determined by the Committee, in its discretion, subject to the following:

(i) If, on such date, Common Stock is listed on the New York Stock Exchange (“NYSE”) (or such other national securities exchange as may at the time be the principal market for the Common Stock~~) on that date or, if no sale of the Company’s Common Stock occurred on that date, on the next preceding day on which a sale of Common Stock occurred.~~ ), then:the Fair Market Value of a share shall be the closing price of a share of Common Stock as quoted on such exchange, as reported in The Wall Street Journal or such other source as the Company deems reliable (or, if no such closing price is reported, the closing price on the last preceding date on which a sale of Common Stock occurred); provided, however, that the Committee may, in its discretion, determine the Fair Market Value of a share of Common Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Common Stock on such date or the preceding trading day, the actual sale price of a Share, any other reasonable basis using actual transactions involving shares of Common Stock as reported on an established U.S. national or regional securities exchange, or on any other basis consistent with the requirements of Section 409A of the Code.

~~(i)~~(ii) If the Common Stock is not then listed and traded on the NYSE or other national securities exchange, Fair Market Value shall be what the Committee determines in good faith to be 100% of the fair market value of a share of Common Stock on that date, using such criteria as it shall determine, in its sole discretion, to be appropriate for valuation.

(iii) The Committee may vary in its discretion the method of determining Fair Market Value as provided in this Section for purposes of different provisions under the Plan. The Committee may delegate its authority to establish Fair Market Value for purposes of determining whether sufficient consideration has been paid to exercise Options or SARs or for purposes of any other transactions involving outstanding Incentive Awards.

~~(m)~~(o) “Full Value Award” means any Incentive Award other than an Option or stock appreciation right.

~~(n)~~(p) “Good Reason” means, unless otherwise provided in any award agreement entered between the Company and the Participant with respect to an Incentive Award or effective employment agreement or other written agreement between the Participant and the Company with respect to the termination of a Participant’s employment with the Company, the Participant’s termination of employment on account of: (i) a material diminution in a Participant’s duties and responsibilities other than a change in such Participant’s duties and responsibilities that results from becoming part of a larger organization following a Change in Control, (ii) a decrease in a Participant’s base salary, bonus opportunity or benefits other than a decrease in bonus opportunity or benefits that applies to all employees of the Company otherwise eligible to participate in the affected plan or (iii) a relocation of a Participant’s primary work location more than 30 miles from the Participant’s work location on the date of grant of a Participant’s Incentive Awards under the Plan, without the Participant’s prior written consent; provided that, within thirty days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty days following the Company’s receipt of such notice.

~~(o)~~(q) “Incentive Award” means an Option or Other Stock-Based Award granted to a Participant pursuant to the terms of the Plan.

~~(p)~~(r) “Option” means an option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

~~(q)~~(s) “Other Stock-Based Award” means an equity or equity-related award granted to a Participant pursuant to Section 7.

~~(r)~~(t) “Participant” means a Director, consultant, advisor or employee of the Company who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and, following the death of any such Person, his successors, heirs, executors and administrators, as the case may be.

~~(s)~~(u) “Performance-Based Compensation” means ~~compensation intended to satisfy~~any Full Value Award designated by the ~~requirements of~~Committee as Performance-Based Compensation under Section ~~162(m)~~8 of the ~~Code for deductibility of remuneration paid to Covered Employees~~Plan.

(v) “Performance Goals” mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Measures.

~~(l)~~(w) “Performance Measures” means such measures as are described in Section 8 on which ~~performance goals~~Performance Goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

~~(u)~~(x) “Performance Period” means the period of time during which the ~~performance goals~~Performance Goals must be met in order to determine the degree of payout and/or vesting with respect to ~~an Incentive~~a Full Value Award that is intended to qualify as Performance-Based Compensation.

~~(v)~~(y) “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

~~(w)~~(z) “Plan” means this Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, as it may be amended from time to time.

~~(x)~~(aa) “Qualifying Termination” means a Participant’s termination of employment by the Company Without Cause or for Good Reason, in either case during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control.

~~(y)~~(bb) “Securities Act” means the Securities Act of 1933, as amended.

~~(z)~~(cc) “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

~~(aa)~~(dd) “Voting Securities” means, at any time, Chipotle’s then outstanding voting securities.

~~(bb)~~(ee) “Without Cause” means a termination of a Participant’s employment with the Company other than: (i) a termination of employment by the Company for Cause, (ii) a termination of employment as a result of the Participant’s death or Disability or (iii) a termination of employment by the Participant for any reason.

3.	Stock Subject to the Plan

(a)	In General

Subject to adjustment as provided in Section 9 and the following provisions of this Section 3, the maximum number of shares of Common Stock that may be issued pursuant to Incentive Awards granted under the Plan shall ~~not exceed~~be increased from 3,360,000 to 5,960,000 shares of Common Stock in the aggregate, of which 960,000 shares of Common Stock were available for issuance but were not issued under the Company’s Amended and Restated 2006 Stock Incentive Plan. Out of such aggregate, the maximum number of shares of Common Stock that may be covered by Options that are designated as “incentive stock options” within the meaning of Section 422 of the Code shall not exceed 3,000,000 shares of Common Stock, subject to adjustment as provided in Section 9 and the following provisions of this Section 3. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, at the discretion of the

Committee. Any shares of Common Stock subject to Options or stock appreciation rights shall be counted against the maximum share limitation of this Section 3(a) as one share of Common Stock for every share of Common Stock subject thereto. Any shares of Common Stock subject to Full~~-~~ Value Awards shall be counted against the maximum share limitation of this Section 3(a) as two shares of Common Stock for every share of Common Stock subject thereto.

For purposes of the preceding paragraph, shares of Common Stock covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. For purposes of clarification, if shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. Shares of Common Stock covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual or any successor provision) shall not count as used under the Plan for purposes of this Section 3. Notwithstanding the foregoing, the following shares of Common Stock subject to Incentive Awards that are not Full Value Awards may not again be made available for issuance ~~as Incentive Awards~~ under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Option or stock appreciation right, (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding Incentive Award that is not a Full Value Award, or (iii) shares of Common Stock reacquired by the Company with the amount received upon exercise of an Option.

Subject to adjustment as provided in Section 9, the maximum number of shares of Common Stock subject to Incentive Awards which may be granted under the Plan to any single Participant in any fiscal year of the Company shall not exceed 700,000 shares per fiscal year.

(b) Prohibition on Substitutions and Repricings

Except as provided in this Section 3(b) in no event shall any new Incentive Awards be issued in substitution for outstanding Incentive Awards previously granted to Participants, nor shall any repricing (within the meaning of US generally accepted accounting practices or any applicable stock exchange rule) of Incentive Awards issued under the Plan be permitted at any time under any circumstances, in each case unless the shareholders of the Company expressly approve such substitution or repricing. Notwithstanding the foregoing, the Committee may authorize the issuance of Incentive Awards in substitution for outstanding Full Value Awards, provided such substituted Incentive Awards are for a number of shares of Common Stock no greater than the number included in the original award, have an exercise price or base price (if applicable) at least as great as the exercise price or base price of the substituted award, and the effect of the substitution is (A) solely to add restrictions (such as performance conditions) to the award or (B) to provide a benefit to the Company (and not the Participant) (which, for the avoidance of doubt, shall include substitutions performed for the purpose of permitting the Incentive Awards to qualify as “performance based compensation” for purposes of Section 162(m) of the Code).

4.	Administration of the Plan; Certain Restrictions on Incentive Awards

The Plan shall be administered by a Committee of the Board of Directors designated by the Board of Directors consisting of two or more persons, at least two of whom qualify as non-employee directors (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), and as “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) and as “independent” within the meaning of the rules of any applicable stock exchange or similar regulatory authority. The Committee shall, consistent with the terms of the Plan, from time to time designate those employees and non-employee directors who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Company’s shares are traded, the Committee may (i) allocate all or any portion of its responsibilities and powers to any one or more of its members and (ii) delegate all or any part of its responsibilities and powers to any person or persons selected by it, provided that no such delegation may be made that would cause any Incentive Awards or other transactions under the Plan to fail to or cease to be exempt from Section 16(b) of the Exchange Act, or cause an Incentive Award designated as Performance-Based Compensation not to qualify for, or to cease to qualify for, any exemption from non-deductibility under Section 162(m) of the Code. Any such allocation or delegation may be revoked by the Committee at any time.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Incentive Award (and any agreement evidencing any Incentive Award) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate (including without limitation the adoption or amendment of rules or regulations applicable to the grant, vesting or exercise of Incentive Awards issued to employees located outside the United States). Without limiting the generality of the foregoing, (i) the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment and (ii) the employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee specifically determines otherwise in writing. Decisions of the Committee shall be final, binding and conclusive on all parties.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment with or services as a Director of the Company during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award (iv) provide for the payment of dividends or ~~dividend equivalents~~Dividend Equivalents with respect to any such Incentive Award; or (v) otherwise amend an outstanding Incentive Award in whole or in part from time-to-time as the Committee determines, in its sole and absolute discretion, to be necessary or appropriate to conform the Incentive Award to, or otherwise satisfy any legal requirement (including without limitation the provisions of Section 409A of the Code), which amendments may be made retroactively or prospectively and without the approval or consent of the Participant to the extent permitted by applicable law; provided, that the Committee shall not have any such authority to the extent that the grant or exercise of such authority would cause any tax to become due under Section 409A of the Code.

Notwithstanding anything herein to the contrary, in no event shall a Full Value Award not subject to performance-based conditions have a vesting schedule resulting in such Full Value Award vesting in full prior to the third anniversary of the grant date, provided, however, that this restriction will be inapplicable to awards representing no more than 5% of the total shares of Common Stock authorized for issuance under the Plan. For purposes of clarity, this restriction will not prohibit any Full Value Award from (i) having partial vesting dates prior to the third anniversary of the grant date in accordance with a proportionate vesting schedule determined at the discretion of the Committee, so long as such award does not vest in full prior to the third anniversary of the grant date, or (ii) having provisions for acceleration of the vesting date within the limitations set forth in the following paragraph.

Also notwithstanding anything herein to the contrary, in no event shall any Incentive Award provide for acceleration of the vesting date of such award other than in connection with the death, disability or retirement of the Participant holding such Incentive Award or a Change in Control, provided, however, that this restriction will be inapplicable to awards representing no more than 5% of the total shares of Common Stock authorized for issuance under the Plan.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and Chipotle shall indemnify and hold harmless each member of the Committee and each other Director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those employees, consultants and advisors of the Company and Directors whom the Committee shall select from time to time. All Incentive Awards granted under the Plan shall be evidenced by a separate written agreement entered into by the Company and the recipient of such Incentive Award.

6.	Options

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a)	Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option is granted. The agreement evidencing the award of each Option shall clearly identify such Option as either an “incentive stock option” within the meaning of Section 422 of the Code or as not an incentive stock option.

(b)	Term and Exercise of Options

(1) Each Option shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted (including without limitation in accordance with terms and conditions relating to the vesting or exercisability of an Option set forth in any employment, severance, change in control or similar agreement entered into by the Company with a Participant on or after the date of grant) and subject to the restrictions set forth in Section 4; provided, however that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option. In addition, except as otherwise determined by the Committee at or after the time of grant, unless an Option becomes vested or exercisable pursuant to Sections 6(c) or 6(d) hereof, an Option may not become vested or exercisable in whole or in part during the twelve-month period commencing with the date on which the Option was granted.

(2) Each Option may be exercised in whole or in part; provided, however that ~~no~~the Committee (or its delegatee) may impose a minimum size for a partial exercise of an Option ~~shall be for an aggregate exercise price of less than $1,000 or such other amount as the Committee may determine~~in its discretion from time to time. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3) An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise. With respect to any Participant who is a member of the Board or an officer (as defined under SEC Rule 16a-1), a tender of shares of Common Stock or, a cashless or net exercise shall be a subsequent transaction approved as part of the original grant of an Option for purposes of the exemption under Rule 16b-3 of the Exchange Act.

(4) Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however that the Committee may permit Options to be pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine, except that Options may not be sold for consideration or transferred for value (provided further that transfers described in Section A.1.(a)(5) of the general instructions to Form S-8 shall not be deemed transfers for value for purposes of this section).

(5) If the exercise of the Option following the termination of the Participant’s employment or service (other than upon the Participant’s death or disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, or any other requirements of applicable law, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option and (ii) the expiration of a period of 30 days after the termination of the Participant’s employment or service during which the exercise of the Option would not be in violation of such registration requirements or other applicable requirements.

(6) Notwithstanding the foregoing, the Committee may, in its sole discretion, implement a provision in existing and future grants of Options and stock appreciation rights providing that if, on the last day that an Option or stock appreciation right may be exercised, the Participant has not then exercised such Option, such Option shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment to such Participant after applying minimum required tax withholding. The Committee may delegate this authority to one or more of the Company’s officers, who may implement this provision by including it in grant agreements or including it in the Plan’s administrative rules, provided that such officers may not implement it in Incentive Awards to persons (i) who are Directors or otherwise subject to Section 16 of the Exchange Act or (ii) who are, or are reasonably expected to be, individuals the deductibility of whose compensation is limited by Section 162(m) of the Code.

(c)	Effect of Termination of Employment or other Relationship

The agreement evidencing the award of each Option shall specify the consequences with respect to such Option of the termination of the employment, service as a director or other relationship between the Company and the Participant holding the Option, subject to the restrictions set forth in Section 4, provided, however, that except as expressly provided to the contrary in the agreement evidencing the award of a particular Option, where continued vesting or exercisability of an Option terminates in connection with the termination of a Participant’s employment relationship with the Company, such Participant’s employment relationship with the Company will be deemed, for purposes of such Option, to continue so long as Participant serves as either an employee of the Company or as a member of the Board. Notwithstanding the foregoing sentence, a Participant’s employment will be deemed to terminate immediately upon such Participant’s termination for Cause, regardless of whether Participant remains on the Board following such termination.

(d)	Effect of Qualifying Termination

If a Participant experiences a Qualifying Termination or a Director’s service on the Board terminates in connection with or as a result of a Change in Control, each Option outstanding immediately prior to such Qualifying Termination or termination of a Director’s service shall become fully and immediately vested and exercisable as of such Qualifying Termination or termination of a Director’s service and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan and the agreement evidencing such Option.

(e)	Special Rules for Incentive Stock Options

(1) The aggregate Fair Market Value of shares of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (or any “subsidiary” as such term is defined in Section 424 of the Code of Chipotle) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such incentive stock options exceeds $100,000, then incentive stock options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations) (“Regulations”), automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged. In the absence of such Regulations (and authority), or in the event such Regulations (or authority) require or permit a designation of the options which shall cease to constitute incentive stock options, incentive stock options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged.

(2) No incentive stock option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Chipotle or any of its “subsidiaries” (within the meaning of Section 424 of the Code), unless (i) the exercise price of such incentive stock option is at least one hundred and ten percent of the Fair Market Value of a share of Common Stock at the time such incentive stock option is granted and (ii) such incentive stock option is not exercisable after the expiration of five years from the date such incentive stock option is granted.

7.	Other Stock-Based Awards

(a)	Authorization of Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may, subject to the restrictions set forth in Section 4 (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of cash-settled stock appreciation rights, stock-settled stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, or share-denominated performance units (iv) be designed to comply with applicable laws of jurisdictions other than the United States, and (v) be designed to qualify as Performance-Based Compensation. Notwithstanding the foregoing, any Other Stock-Based Award that is a stock appreciation right (i) shall have a base price of not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such stock appreciation right is granted, ~~and no stock appreciation right~~(ii) shall not have an expiration date greater than ten years from the date on which such stock appreciation right is granted and (iii) shall be subject to deemed exercise rule under Section 6(b)(6) using a settlement method similar to a net exercise for an Option.

(b)	Effect of Qualifying Termination; Other Termination Provisions

Except as may be expressly provided to the contrary by the Committee in an agreement evidencing the grant of an Other Stock-Based Award or any employment, severance, change in control or similar agreement entered into with a Participant, if a Participant experiences a Qualifying Termination or a Director’s service on the Board terminates in connection with or as a result of a Change in Control, each Other Stock-Based Award outstanding immediately prior to such Qualifying Termination or termination of Director’s service shall become fully and immediately vested and, if applicable, exercisable as of such Qualifying Termination or termination and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan and the agreement evidencing such Other Stock-Based Award.

Furthermore, except as expressly provided to the contrary in the agreement evidencing the award of a particular Other Stock-Based Award, where continued vesting or exercisability of an Other Stock-Based Award terminates in connection with the termination of a Participant’s employment relationship with the Company, such Participant’s employment relationship with the Company will be deemed, for purposes of such Other Stock-Based Award, to continue so long as Participant serves as either an employee of the Company or as a member of the Board. Notwithstanding the foregoing sentence, a Participant’s employment will be deemed to terminate immediately upon such Participant’s termination for Cause, regardless of whether Participant remains on the Board following such termination.

8.	Performance Measures

(a)	Performance Measures

The ~~performance goals upon which~~Committee shall have the ~~payment or vesting~~authority, at the time of grant of any Full Value Award, to ~~a Covered Employee that is intended to qualify as~~ designate it as a Performance-Based Compensation ~~depends shall relate~~intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to ~~one or more of the following~~ the contrary in the Plan, the Committee shall not be obligated to grant any Incentive Award in the form of “performance-based compensation” under Section 162(m) of the Code.

The Performance Measures that will be used to establish Performance Goals shall be based on attaining specific levels of performance (either alone or in any combination, and may be expressed with respect to the Company (and/or one or more of its Subsidiaries, divisions or operating units or groups~~,~~ or any combination of the foregoing), and may include any of the following as the Committee may determine~~):~~: revenue growth; cash flow; cash flow from operations; net income; net income before equity compensation expense; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; capital expenditures; income from operations; income from operations excluding non-cash related entries; income from operations excluding non-cash adjustments; income from operations before equity compensation expenses; income from operations excluding equity compensation expense and lease expense; operating cash flow from operations; income before income taxes; gross or operating margin; restaurant-level operating margin; profit margin; assets; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on revenue; net or gross revenue; comparable restaurant sales; new restaurant openings; market share; economic value added; cost of capital; expense reduction levels; safety record; stock price; productivity; customer satisfaction; employee satisfaction; and total shareholder return. For any Plan Year, Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in years prior to such Plan Year or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures.

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such alterations, the Committee shall have sole discretion to make such alterations without obtaining stockholder approval. The Committee is authorized at any time during the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter to the extent the exercise of such authority at such time would not cause the Performance-Based Compensation granted to any Participant for such Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code, in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; and (ix) a change in the Company’s fiscal year.

Performance Periods may be equal to or longer than, but not less than, one fiscal year of the Company and may be overlapping. Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) ~~performance goals and objectives for the Company~~Performance Goals for such Performance Period, (b) target awards for each Participant, and (c) schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

To the extent determined by the Committee at the time the Performance Measures are established, the measurement of any Performance Measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. To the extent determined by the Committee at the time the Performance Measures are established, any Performance Measure(s) may be used to measure the performance of the Company or a Subsidiary as a whole or any business unit of the Company or any Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its discretion, deems appropriate.

Nothing in this Section 8 is intended to limit the Committee’s discretion to adopt conditions with respect to any Incentive Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation.

(b)	Committee Discretion

In the event that the requirements of Section 162(m) of the Code and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining shareholder approval of such changes, the Committee shall have discretion to make such changes without obtaining shareholder approval.

9.	Adjustment Upon Changes in Common Stock

(a)	Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards to any individual Participant in any year shall be equitably adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Common Stock with respect to which Incentive Awards may be granted as the Committee may deem appropriate.

(b)	Increase or Decrease in Issued Shares Without Consideration

Subject to any required action by the shareholders of Chipotle, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company or the payment of an extraordinary cash dividend, the number of shares of Common Stock subject to each outstanding Incentive Award and the exercise price per share of Common Stock of each such Incentive Award shall be adjusted as necessary to prevent the enlargement or dilution of rights under such Incentive Award.

(c)	Certain Mergers

Subject to any required action by the shareholders of Chipotle, in the event that Chipotle shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of such surviving corporation, the Committee shall adjust each Incentive Award outstanding on the date of such merger or consolidation to the extent deemed appropriate by the Committee so that it pertains to and applies to the securities which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such merger or consolidation.

(d)	Certain Other Transactions

In the event of (i) a dissolution or liquidation of Chipotle, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a Business Combination in which Chipotle is not the surviving corporation, (iv) a Business Combination in which Chipotle is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, or (v) a Business Combination that is a Change in Control, the Committee shall, in its discretion, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each share of Common Stock subject to such Incentive Award equal to the value, as determined by the Committee in its discretion, of such Incentive Award, provided that with respect to any outstanding Option or ~~Stock Appreciation Right~~stock appreciation right such value shall be equal to the excess of (A) the value, as determined by the Committee in its discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price (with respect to an Option) or the base price (with respect to a ~~Stock Appreciation Right);~~stock appreciation right);

(ii) provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an incentive award with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its discretion in the exercise price of the incentive award, or the number of shares or amount of property subject to the incentive award or, if appropriate, provide for a cash payment to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award; or

(iii) a combination of the foregoing, which may vary among Participants.

(e)	Other Changes

In the event of any change in the capitalization of Chipotle or corporate change other than those specifically referred to in paragraphs (b), (c) or (d), the Committee may, in its discretion, make such adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards as the Committee may consider appropriate.

(f)	No Other Rights

Except as expressly provided in the Plan or the agreement evidencing the grant of an Option or Other Stock-Based Award, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of Chipotle or any other corporation. Except as expressly provided in the Plan or the agreement evidencing the grant of an Option or Other Stock-Based Award, no issuance by Chipotle of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to any Incentive Award.

(g)	Code Section 409A

(i) ~~The~~To the extent applicable and notwithstanding any other provision of the Plan, the Company intends to administer, operate and interpret the Plan and all Incentive Awards granted thereunder in a manner that complies with Code Section 409A, however, the Company and its Subsidiaries (including their respective employees, officers, directors or agents) shall not ~~be responsible for any additional tax imposed pursuant~~ have any liability to ~~Code~~ any Participant (or any other person) that is related to a Section 409A violation, nor will the Company indemnify or otherwise reimburse Participant (or any other person) for any liability incurred as a result of a violation of Code Section 409A.

(ii) Notwithstanding any provision in Section 14 of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code prior to the payment and/or delivery to such Participant of such amount, the Company may (A) adopt such amendments to the Plan and related agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and awards hereunder and/or (B) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A of the Code. No action shall be taken under this Plan which shall cause an award to fail to comply with Section 409A of the Code, to the extent applicable to such Award.

(iii) With respect to any Incentive Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Incentive Award granted under the Plan are designated as separate payments.

(iv) Notwithstanding any payment provision in the Plan or an agreement evidencing an Incentive Award to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Incentive Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum, without interest, on the earliest date permitted under Section 409A of the Code that is also a business day.

10.	Rights as a Stockholder

No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award granted pursuant to the Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 9 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

11.	No Special Employment Rights; No Right to Incentive Award

(a) Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b) No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

12.	Securities Matters

(a) Chipotle shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Chipotle shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until Chipotle is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b) The exercise of any Option granted hereunder shall only be effective at such time as counsel to Chipotle shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. Chipotle may, in its discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award pending or to ensure compliance under federal or state securities laws or the rules or regulations of any exchange on which the Shares are then listed for trading. Chipotle shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

13.	Withholding Taxes

(a)	Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Incentive Award, Chipotle shall have the right to require the Participant to remit to Chipotle in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, attributable to such exercise, grant or vesting prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions. In addition, upon the exercise or settlement of any Incentive Award in cash, Chipotle shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or settlement.

(b)	Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, the Participant may tender to Chipotle a number of shares of Common Stock (subject to any minimum holding period as the Committee may determine) having a fair market value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 13(a) hereof, if any.

(c)	Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, Chipotle shall withhold a number of such shares having a fair market value at the exercise date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 13(a) hereof, if any.

(d)	Section 16 Approval

With respect to any Participant who is a member of the Board or an officer (as defined under SEC Rule 16a-1), a withholding or tender of shares of Common Stock shall be a subsequent transaction approved as part of the Incentive Award for purposes of the exemption under Rule 16b-3 of the Exchange Act.

14.	Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent any applicable law, regulation or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4, which discretion may be exercised without amendment to the Plan. No provision of this Section 14 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

15.	No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award.

16.	Transfers Upon Death

Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind Chipotle unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

17.	Expenses and Receipts

The expenses of the Plan shall be paid by Chipotle. Any proceeds received by Chipotle in connection with any Incentive Award will be used for general corporate purposes.

18.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

19.	Duration of Plan

~~19.~~

Effective ~~Date~~with this amendment and ~~Term~~restatement of ~~Plan The~~ the Plan , unless sooner terminated as provided herein, the Plan shall ~~become effective on~~ terminate after March 16, ~~2011 (the “Effective Date”),~~

~~which~~ 2021. After the Plan is ~~the date of its adoption by the Board, subject to approval of the Plan by the stockholders of the Company. No~~terminated, no new Incentive Awards may be granted but Incentive Awards previously granted shall ~~be made pursuant to the Plan on or after the tenth anniversary of the Effective Date~~remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

20.	Company Recoupment of Incentive Awards

The rights contained in this Plan shall be subject to (i) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the recovery of “incentive-based compensation” under Section 10D of the Exchange Act, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission) or other applicable law. The Committee may determine, as late as the time of such recoupment or recovery, regardless of whether such method is stated in the Incentive Award agreement, whether the Company shall effect any such recoupment or recovery: (i) by seeking repayment from the Participant; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, (iv) by holdback or escrow (before or after taxation) of part or all the Common Stock, payment or property received upon exercise or satisfaction of an Incentive Award or (v) by any combination of the foregoing.

21.	International Participants.

With respect to Participants who reside or work outside of the United States of America and subject to Section 8 above, the Committee may in its sole discretion grant Incentive Awards on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions and/or to obtain more favorable tax or other treatment for a Participant, the Company or its Subsidiaries. For avoidance of doubt, the Committee may delegate its authority under this Section 21 with respect to any Participant; provided, however that only the Committee (or a subcommittee) thereof shall be authorized to grant Incentive Awards or otherwise provide additional benefits to a member of the Board or officer (as defined under SEC Rule 16a-1).

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors Nominees	☐	☐	☐

01 John Charlesworth 02 Monty Moran 03 Kimbal Musk
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain	The Board of Directors recommends you vote AGAINST proposals 5 and 6.	For	Against	Abstain
2 An advisory vote to approve the compensation of our executive officers as disclosed in our proxy statement.	☐	☐	☐	5 A shareholder proposal, if properly presented at the meeting, requesting Chipotle to issue an annual sustainability report meeting specified criteria.	☐	☐	☐
3 Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐	6 A shareholder proposal, if properly presented at the meeting, requesting Chipotle to adopt simple majority voting for all matters subject to a shareholder vote.	☐	☐	☐

4    A proposal to approve the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, to authorize the issuance of an additional 2,600,000 shares of common stock under the plan and make other changes to the terms of the plan.

	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournments or postponements of the meeting

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Materials Election - Check this box if you want to receive a complete set of future proxy materials by mail, at no extra cost. If you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials.

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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report to Shareholders and Form 10-K are available at www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Proxy Statement and Annual Report is/are available at www.proxyvote.com.
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SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS May 15, 2014

The shareholder(s), revoking all prior proxies, hereby appoint(s) Steve Ells, Monty Moran, and Jack Hartung, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Chipotle Mexican Grill, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M. Mountain Time on May 15, 2014, at The Hyatt Regency Denver at Colorado Convention Center, 650 15th Street, Denver, Colorado, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

           Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE